UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Realty Income Corporation
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2017 PROXY STATEMENT

April 3, 2017

Dear Stockholder:

You are cordially invited to attend our 2017 Annual Meeting of Stockholders (the Annual Meeting) to be held at 9:00 a.m., Pacific Time on May 16, 2017 at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130.

The business that will be conducted at the Annual Meeting is described in the Notice of the 2017 Annual Meeting of Stockholders and Proxy Statement.

We are pleased with the company’s performance in 2016, with solid earnings growth and stockholder returns. We invested a record $1.86 billion in high-quality real estate properties, funded the acquisitions with attractively priced permanent and long-term capital, and actively managed our portfolio to maximize value. In 2016, we also surpassed $1 billion in rental revenue generated from our real estate portfolio, a significant milestone representing the growth and achievement of our company.

As The Monthly Dividend Company®, we remain committed to our mission of providing our stockholders with monthly dividends that increase over time. During 2016, we paid twelve monthly dividends and increased the dividend per share by 5.3% over 2015. I would like to thank our team members for their continued hard work and dedication in achieving our mission. We remain focused on continuing our positive momentum into 2017 and beyond.

We encourage you to review the information contained in the Proxy Statement. It is meant to provide an overview of the company’s achievements during the year, including further improvements to the company’s compensation program and enhancements to our corporate governance practices. After your review, we hope that you will vote at the meeting (either in person or by proxy) in accordance with the Board of Directors’ recommendations.

Your vote is important to us and we appreciate your continued support of our company.

Sincerely,

John P. Case
Chief Executive Officer
Director, Board of Directors

     Notice of the 2017
Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the Annual Meeting) of Realty Income Corporation, a Maryland corporation (the company), will be held as follows:

MEETING DATE:	Tuesday, May 16, 2017
MEETING TIME:	9:00 a.m., Pacific Time
LOCATION:	San Diego Marriott Del Mar
11966 El Camino Real, San Diego, California 92130

RECORD DATE: You may vote if you were a holder of record of our common stock at the close of business on March 9, 2017.

ITEMS OF BUSINESS:

1.	The election of eight director nominees named in this Proxy Statement to serve until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualify.
2.	The ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.
3.	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement.
4.	A non-binding advisory vote to approve the frequency of future non-binding advisory votes by stockholders on the compensation of our named executive officers.
5.	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting. At the Annual Meeting, management will report on the current activities of the company and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments. All presentation materials shared at the Annual Meeting will be made available on the company’s website at www.realtyincome.com.

PROXY VOTING: Your vote is important. Whether or not you plan to attend our Annual Meeting, we urge you to submit your proxy as soon as possible to ensure your shares are represented and voted at our Annual Meeting. You may authorize a proxy to vote your shares by telephone, via the Internet, or—if you have received and/or requested paper copies of our proxy materials by mail—by signing, dating and returning the proxy card in the envelope provided. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

You are encouraged to read this Proxy Statement in its entirety before voting.

By Order of the Board of Directors,

Michael R. Pfeiffer

Executive Vice President, General Counsel and Secretary

Proxy Summary

The Board of Directors of Realty Income Corporation, a Maryland corporation, is soliciting proxies for the 2017 Annual Meeting of Stockholders (the Annual Meeting) and any postponement or adjournment of the Annual Meeting. This Proxy Summary provides an overview of the proposals to be considered at the Annual Meeting and information contained in the Proxy Statement, but does not contain all of the information that should be considered before voting. We encourage you to read this Proxy Statement in its entirety before voting.

Meeting Date:	Tuesday, May 16, 2017
Time:	9:00 a.m., Pacific Time
Location:	San Diego Marriott Del Mar 11966 El Camino Real San Diego, California 92130
Record Date:	March 9, 2017

How to Vote

On or about April 6, 2017, we will mail or e-mail a copy of our Proxy Statement, proxy card, and 2016 Annual Report (collectively Proxy Materials) to our stockholders according to their previously indicated preference. Some of our stockholders will be mailed a Notice of Availability of Proxy Materials which contains instructions on how to request and receive a paper or e-mailed copy of our Proxy Statement and 2016 Annual Report, and how to view these materials online. All methods of correspondence will provide stockholders with instructions on how to vote or authorize a proxy to vote using any of the following methods:

By Internet:	By Toll-Free Telephone:	By Mail:	In Person:

www.proxyvote.com	1-800-690-6903	Request, complete and return	Complete a ballot at the
24/7 through May 15, 2017	24/7 through May 15, 2017	a proxy card by pre-paid mail	Annual Meeting

Beneficial Stockholders: If your shares of common stock are held by a bank, broker or other holder of record, please follow the instructions you receive from your bank, broker or other nominee on how to vote your shares of common stock at our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 16, 2017: This Proxy Statement and our 2016 Annual Report are available on our website at http://investors.realtyincome.com/annual-reports-meetings. You can also view these materials at www.proxyvote.com by using the control number that is provided to you either on your proxy card, in your e-mailed Proxy Materials, or on your Notice of Availability of Proxy Materials. You are encouraged to access and review all of the information contained in the Proxy Materials before voting.

Proposal Guide

PROPOSAL	PAGE	BOARD VOTE RECOMMENDATION
PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board of Directors believes that the eight director nominees named herein contribute the breadth of knowledge and experience needed for the advancement of our business strategies and objectives	4	For
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2017 and requests stockholders to ratify, confirm, and approve the appointment	4	For
PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Board of Directors believes our compensation program is appropriately structured to reward our named executive officers for the continued performance of the company, encourage a disciplined approach to management, and maintain focus on the creation of long-term value for our stockholders	5	For
PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES BY STOCKHOLDERS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Board of Directors believes an advisory vote to approve executive compensation every one year will lead to a more meaningful and coherent communication between the company and our stockholders on the compensation of our named executive officers	6	For Every One Year

Realty Income | 2017 Proxy Statement	1

Proxy Summary

2016 Performance Highlights

EARNINGS AND DIVIDEND GROWTH – We surpassed $1.0 billion in rental revenue in 2016 by completing a company-record-high volume of property acquisitions and actively managing our portfolio to maximize value. These activities contributed to healthy 2016 earnings growth, including net income of $1.13 per share and AFFO of $2.88 per share, supporting the payment of multiple dividend increases throughout 2016. Our focus on providing dependable monthly dividends that increase over time helps drive strong total shareholder return (TSR) performance year over year.

(1)	For a calculation of Adjusted Funds from Operations (AFFO) per share, see page 47 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 23, 2017, which also includes a Generally Accepted Accounting Principles (GAAP) reconciliation of this non-GAAP measure.
(2)	Realty Income TSR does not include reinvestment of dividends. Our TSR would be 15.8% assuming the compounded reinvestment of dividends on the ex-dividend date. Data sourced from FactSet as of December 31, 2016.

BALANCE SHEET – As we grow our earnings and dividend, we remain committed to managing our balance sheet in a conservative manner.

PORTFOLIO OCCUPANCY – The quality of our real estate portfolio as well as the experience of our team led to another year of consistently high portfolio occupancy.

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Proxy Summary

Corporate Governance Highlights

We remain committed to managing the company for the benefit of our stockholders and maintaining good corporate governance practices. In 2017, we further enhanced our corporate governance practices by instituting an 18-month minimum vesting provision on stock option and stock appreciation rights. In addition to this enhancement, we continue to uphold the following features of our corporate governance practices to maintain the company’s reputation for integrity and serving its stockholders responsibly:

✓	All directors are subject to an annual election with a majority voting standard.
✓	Our Board of Directors is structured with a separate independent Chairman and Chief Executive Officer (CEO).
✓	All directors with the exception of our CEO are independent, and all members of our Audit, Compensation, Nominating/Corporate Governance, and Technology Risk committees are independent.
✓	Our directors conduct annual self-evaluations and participate in orientation and continuing education programs in accordance with our Corporate Governance Guidelines.
✓	Our Board of Directors conducts an annual Enterprise Risk Management process to identify and assess management’s visibility into company risk.
✓	Our directors, officers, and other employees are subject to a Code of Business Ethics to ensure our business is conducted in accordance with the highest standards of moral and ethical behavior.
✓	Our Board of Directors has adopted a “whistleblower” policy to provide a line of communication to directors for anonymously reporting concerns.
✓	Our directors, officers, other employees and their family members are subject to anti-hedging and anti-pledging policies to ensure they are not engaging in any transaction that might allow them to realize gains from declines in our securities.
✓	Our Board of Directors has voluntarily adopted a formal clawback policy in accordance with the Dodd-Frank Act.
✓	Our directors and named executive officers have minimum stock ownership requirements to closely align the interests of these individuals with the interests of our stockholders.
✓	The restricted stock and restricted stock unit awards for our named executive officers have double-trigger provisions, so that both a change in control and a qualifying termination need to occur in order for the vesting of outstanding shares to accelerate.

Executive Compensation Highlights

We believe our performance demonstrates the effectiveness, over time, of the execution of our strategic business plan, and the alignment of our compensation program with our philosophy to reward executives for enhancing long-term stockholder value. In structuring executive compensation, the Compensation Committee, in consultation with its independent compensation consultant, considers how each component of compensation motivates performance and allows us to attract and retain highly qualified named executive officers. Our compensation program focuses on pay for performance principles that are linked to short-term and long-term financial and operational metrics, including relative total stockholder return. The following are some key highlights of the 2016 plan:

✓	Our 2016 Short-Term Incentive Program (STIP) consisted of variable cash (two-thirds) and equity (one-third) compensation based primarily on the achievement of our short-term corporate operating and financial goals as well as individual performance. 70% of compensation awarded under this program was based on objective criteria and 30% was based on subjective evaluation of individual performance.
✓	Our 2016 Long-Term Incentive Program (LTIP) consisted of equity compensation based on the achievement of our long-term performance goals over a three-year performance period. 70% of compensation awarded under this program was based on our TSR performance relative to select industry indices and 30% was based on achieving objective operating metrics.
✓	Under both the STIP and LTIP programs, no compensation is awarded for below-threshold performance and maximum payouts for 2016 awards were capped at 150% of target. All of the compensation awarded under the programs is at-risk.
✓	Approximately 70% of our CEO’s total target direct compensation for the 2016 performance year consisted of compensation that was at-risk based on the achievement of certain performance metrics.

We believe our compensation program effectively links the compensation awarded to our executives to the achievement of the company’s financial and strategic goals, thus creating alignment with the interests of our stockholders.

Realty Income | 2017 Proxy Statement	3

Proposals

Proposal 1 - Election of Directors

Our Board of Directors currently consists of eight directors who contribute the breadth of knowledge and experience necessary for the advancement of our business strategies and objectives. Based on the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated the following current eight directors for re-election at the Annual Meeting to serve for a one-year term expiring at our annual meeting of stockholders in 2018, and until their respective successors have been duly elected and qualify:

Director Name	Age	Independent	Audit	Compensation	Nominating/ Corporate Governance	Technology Risk
Kathleen R. Allen	71					Chair
John P. Case	53
A. Larry Chapman	70
Priya Cherian Huskins	44			Chair
Michael D. McKee	71				Chair
Gregory T. McLaughlin	57
Ronald L. Merriman	72		Chair
Stephen E. Sterrett	61

For more information regarding our nominees, please see the “Board of Directors and Corporate Governance” section of this Proxy Statement beginning on page 7.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2017. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint KPMG LLP as our independent registered public accounting firm, our Board and the Audit Committee believes such ratification to be advisable and in the best interest of the company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of KPMG LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2017. If the stockholders do not ratify the appointment of KPMG LLP, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

4	Realty Income | 2017 Proxy Statement

Proposals

Proposal 3 - Advisory Vote to Approve the Compensation of Our Named Executive Officers

Our Board of Directors has adopted a policy of providing for annual “say-on-pay” advisory votes. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as described in the “Executive Compensation” of this Proxy Statement, including the Compensation Discussion and Analysis and the executive compensation tables that follow.

In an effort to align the interests of management with those of our stockholders, our compensation program focuses on pay for performance principles that are linked to short-term and long-term financial and operational metrics, including relative total stockholder return. Our compensation mix rewards for the continued performance of the company, encourages a disciplined approach to management, and maintains focus on the creation of long-term value for our stockholders. We believe this structure is competitive and allows us to attract, motivate, and retain highly qualified executive officers.

In connection with reviewing our compensation program and the 2016 compensation paid to our named executive officers, it is important to consider the company’s excellent performance results achieved in 2016, which include:

✓	We invested $1.86 billion in high-quality real estate properties and funded the acquisitions by raising approximately $573 million in attractively-priced equity capital, and $600 million in unsecured, long-term fixed rate debt at a record-low yield for our company.
✓	We remained committed to a conservative capital structure. At December 31, 2016, 70% of our balance sheet was represented by common equity.
✓	We maintained high portfolio occupancy while managing another active year for lease expiration activity, recapturing 105% of expiring rent on properties re-leased during the year. Our proactive approach to managing our portfolio continues to maximize the cash flow generated from our properties.

These factors contributed to net income per share of $1.13, and AFFO per share growth of 5.1% to $2.88 in 2016, which allowed us to increase our dividend paid per share in 2016 by 5.3% over 2015, which helped drive a 16.0% TSR (refer to page 47 of our Annual Report on Form 10-K filed with the SEC on February 23, 2017 for a GAAP reconciliation of net income available to common stockholders to AFFO per share, a non-GAAP measure).

Based on the company’s performance in 2016, our named executive officers were awarded compensation in accordance with our STIP and LTIP, in addition to a fixed compensation component. All of the compensation awarded under the 2016 STIP and LTIP is based on the following performance goals and is at-risk, and not guaranteed:

The performance hurdles and weightings for each program are determined by the Compensation Committee, in consultation with its independent compensation consultant. This structure effectively links the compensation awarded to our executives to the achievement of the company’s financial and strategic goals. The independent members of our Board of Directors believe that the performance-based structure of our compensation program, as summarized above and detailed in the “Executive Compensation” section on page 23, allows the company to attract and retain talented executives while appropriately aligning their interests with the interests of our stockholders to support long-term value creation. Unless our Board of Directors modifies its determination on the frequency of future “say-on-pay” advisory votes, the next vote will be held at the annual meeting of stockholders in 2018.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Realty Income | 2017 Proxy Statement	5

Proposals

Proposal 4 - Advisory Vote on the Frequency of Future Advisory Votes by Stockholders on the Compensation of Our Named Executive Officers

In accordance with the Dodd-Frank Act of 2010, we are seeking a non-binding, advisory vote as to the frequency with which stockholders would have an opportunity to provide an advisory vote to approve the executive compensation of our named executive officers. Stockholders have the option of selecting a frequency of one, two, or three years, or abstaining.

While we will continue to monitor developments in this area, our Board of Directors believes that an advisory vote to approve executive compensation every one year is appropriate. This will enable our stockholders to vote, on an advisory basis, to approve the most recent executive compensation information that is presented in our proxy statement, relative to that year’s company performance, leading to a more meaningful and coherent communication between us and our shareholders on the executive compensation of our named executive officers.

Based on the factors discussed, our Board of Directors recommends that future advisory votes to approve executive compensation occur every one year until the next advisory vote on the frequency of advisory votes to approve executive compensation. Shareholders are not being asked to approve or disapprove our Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years, or three years, or to abstain from voting.

This vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. However, we value the opinions of our stockholders and will take into account the outcome of the vote when considering the frequency of submitting to stockholders a resolution to afford stockholders the opportunity to vote on executive compensation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR EVERY ONE YEAR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Board of Directors and Corporate Governance

Director Nominees

The Board of Directors has nominated our current eight directors, identified below, for re-election at the Annual Meeting to serve for a one-year term expiring at our annual meeting of stockholders in 2018, and until their respective successors are duly elected and qualify. The information presented below highlights each director nominee’s specific experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he/she should serve as a director. We believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. We also value the additional perspective that comes from the experience of serving on other companies’ boards of directors and board committees.

Kathleen R. Allen, Ph.D. Age: 71 Director Since: 2000 Committees: Audit and Technology Risk (Chair) Independent: Yes

Experience

Kathleen R. Allen, Ph.D. is Professor Emeritus at the Marshall School of Business and the founding director of the Center for Technology Commercialization at the University of Southern California (1991-present). She was the co-founder and chairwoman of Gentech Corporation (1994-2004) and in 2006 co-founded and became the Chief Executive Officer and served on the board of directors of N2TEC Institute, a nonprofit company focused on technology commercialization in rural America, until it completed its mission in 2013. Dr. Allen has co-founded four private companies, is currently a principal and on the board of directors of a real estate investment and development company, and serves on the board of advisors for two life science companies. She is a Visiting Scholar at the Department of Homeland Security where she advises on issues related to technology deployment, including cybersecurity. She is the author of 15 books in the field of entrepreneurship and technology commercialization, a field in which she is considered an expert.

Qualifications

As a distinguished businesswoman, entrepreneur, and consultant, Dr. Allen has helped our Board of Directors identify and assess the risks associated with new endeavors. She has also worked with many early-growth and established companies to develop effective leadership and team-building skills. With her years of experience in risk management in the areas of business models, investment opportunities, and technology, Dr. Allen brings to the Board of Directors achievement in strategic business planning, which is a key part of our growth strategy.

Realty Income | 2017 Proxy Statement	7

Board of Directors and Corporate Governance

John P. Case Chief Executive Officer and Director Age: 53 Director Since: 2013 Committees: None Independent: No

Experience

Mr. Case has been the Chief Executive Officer since September 2013. He joined Realty Income in 2010 as Executive Vice President, Chief Investment Officer and served in this capacity until March 2013, when he was promoted to President, Chief Investment Officer. Prior to joining Realty Income, Mr. Case served for 19 years as a New York-based real estate investment banker. He began his investment banking career at Merrill Lynch, where he worked for 14 years, and was named a Managing Director in 2000. Following his tenure at Merrill Lynch, Mr. Case was co-head of Americas Real Estate Investment Banking at UBS and later the co-head of Real Estate Investment Banking for RBC Capital Markets, where he also served on the firm’s Global Investment Banking Management Committee. During Mr. Case’s investment banking career, he was responsible for more than $100 billion in real estate capital markets and advisory transactions. Mr. Case currently serves as a member of the Board of Trustees of Washington and Lee University. In addition, Mr. Case is extensively involved in the broader real estate industry, serving on the Executive Board of the National Association of Real Estate Investment Trusts (NAREIT), The President’s Council of the Real Estate Roundtable, and as a member of the International Council of Shopping Centers (ICSC). Previously, he served on the Executive Committee of the Board of Directors for the National Multi-Housing Council (NMHC) and as a member of the Urban Land Institute.

Qualifications

Mr. Case has demonstrated extensive knowledge of the financial and operating issues facing real estate organizations. His vast experience and understanding of real estate, REITs, and financial strategy has helped guide the company and successfully execute its business plan. In addition, Mr. Case’s knowledge of all aspects of the company’s business positions him as a valuable member of, and contributor to, our Board of Directors.

A. Larry Chapman Age: 70 Director Since: 2012 Committees: Audit and Technology Risk Independent: Yes

Experience

A. Larry Chapman is a retired 37-year veteran of Wells Fargo, having served most recently as Executive Vice President and the Head of Commercial Real Estate from 2006 until his retirement in June 2011, and as a member of the Wells Fargo Management Committee. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. The subsidiary’s primary responsibility was managing Wells Fargo Mortgage and Equity Trust, which was formed in 1970 and sold in 1989. He remained President of Wells Fargo Realty Advisors until 1990, and was promoted to Group Head of the Wells Fargo Real Estate Group in 1993. Mr. Chapman managed the Wells Fargo Real Estate Group until his 2006 promotion to Executive Vice President and Head of Commercial Real Estate for Wells Fargo on a nationwide basis. Mr. Chapman is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, past governor and trustee of the Urban Land Institute, former member of the National Association of Real Estate Investment Trusts (NAREIT), and member and past trustee of the International Council of Shopping Centers (ICSC). He currently serves on the board of directors of CBL & Associates Properties, Inc. (NYSE: CBL) (August 2013-present).

Qualifications

Mr. Chapman’s financial acumen and extensive commercial real estate experience across many industries and tenant types, provide valuable insight and expertise to the Board of Directors and our senior management team as we continue to expand our real estate portfolio. In addition, his background as a leader of a Fortune 500 company, and as a member of its management team, further enhances the quality of leadership and oversight provided by our Board of Directors.

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Board of Directors and Corporate Governance

Priya Cherian Huskins Age: 44 Director Since: 2007 Committees: Compensation (Chair), Nominating/Corporate Governance, and Technology Risk Independent: Yes

Experience

Priya Cherian Huskins is Senior Vice President and partner at Woodruff-Sawyer & Co., a commercial insurance brokerage firm (2003-present). Prior to joining Woodruff-Sawyer & Co., Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati (1997-2003). She has served on the advisory board of the Stanford Rock Center for Corporate Governance since 2012, the board of directors of Woodruff-Sawyer & Co. since 2016, the board of directors of the Silicon Valley Directors’ Exchange (SVDX) since 2013, and served on the board of directors of the National Association of Corporate Directors, Silicon Valley Chapter (2006-2013).

Qualifications

With her background in law, insurance, and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors. As a recognized expert in directors and officers liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy. In addition, she brings experience regarding corporate governance matters, including compensation best practices, and ways that corporate governance can enhance stockholder value. Ms. Huskins’ experience makes her a valuable component of a well-rounded Board of Directors.

Michael D. McKee Age: 71 Director Since: 1994 Non-Executive Chairman Since: 2012 Committees: Compensation and Nominating/Corporate Governance (Chair) Independent: Yes

Experience

Michael D. McKee is the Executive Chairman of HCP, Inc. (NYSE: HCP) (May 2016-present). Prior to that, he was the Chief Executive Officer of Bentall Kennedy (U.S.), a registered real estate investment advisor (February 2010-April 2016). He was the Vice Chairman (1999-2008) and Chief Executive Officer (2007-2008) of The Irvine Company, a privately-held real estate investment company, as well as its Chief Operating Officer (2001-2007), Chief Financial Officer (1997-2001) and Executive Vice President (1994-1999). Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994). Through each of these positions, Mr. McKee has obtained extensive real estate experience and provides valuable insight and expertise to the Board and our senior management team. He has served on the board of directors of HCP, Inc. (NYSE: HCP) (1987-present), Bentall Kennedy (U.S.) (2008-2012), First American Financial Corporation (NYSE: FAF) (2011-present), the Tiger Woods Foundation (2006-present), The Irvine Company (1998-2008) and Hoag Hospital Foundation (1999-2008).

Qualifications

Mr. McKee’s business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to real estate investment trusts. With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

Realty Income | 2017 Proxy Statement	9

Board of Directors and Corporate Governance

Gregory T. McLaughlin Age: 57 Director Since: 2007 Committees: Audit and Compensation Independent: Yes

Experience

Gregory T. McLaughlin is the President, PGA TOUR Champions and a Senior Vice President with the PGA TOUR in Ponte Vedra Beach, Florida (2014-present). Prior to joining the PGA TOUR, Mr. McLaughlin was President and Chief Executive Officer of the Tiger Woods Event Corporation and Tiger Woods Foundation in Irvine, California (1999-2014), Vice President of Business Development of the Western Golf Association/Evans Scholars Foundation (1993-1999), and Vice President of Business Development of the Los Angeles Junior Chamber of Commerce (1988-1993). He is currently a member of the PGA TOUR Executive Committee.

Qualifications

With his diverse background, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business and legal matters. His business and legal experience includes tax-exempt status and financing as well as business development, capital raising, and program development. Additionally, his leadership skills in managing a variety of different organizations brings financial reporting expertise, especially as it relates to audit and tax matters. His proven effectiveness working with complex issues makes him a valuable member of our Board of Directors.

Ronald L. Merriman Age: 72 Director Since: 2005 Committees: Audit (Chair) and Nominating/Corporate Governance Independent: Yes

Experience

Ronald L. Merriman is a retired Vice Chairman and partner of KPMG LLP, a global accounting and consulting firm (1967-1997). At KPMG LLP, Mr. Merriman served as Vice Chairman of the Executive Management Committee. More recently, Mr. Merriman was the managing director of Merriman Partners, a management advisory firm (2003-2011). Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), Executive Vice President of Carlson Wagonlit Travel (1999-2000), and President of Ambassador Performance Group, Inc. (1997-1999). Mr. Merriman serves on the board of directors and is the chairman of the audit committee of the following public companies: Aircastle Limited (NYSE: AYR) (2006-present), and Pentair, Plc, formerly Pentair, Ltd. (NYSE: PNR) (2005-present). Additionally, he serves on the compensation committee of Aircastle Limited (2012-Present) and on the audit committee of Haemonetics Corporation (NYSE: HAE) (2005-Present).

Qualifications

Mr. Merriman is an experienced financial leader with the skills necessary to lead our Audit Committee. Throughout his career, he has been exposed to various issues involving accounting and auditing standards, business law and corporate ethics. His professional background and experience on other audit committees make him a valuable asset, both on our Board of Directors and as the Chair of our Audit Committee. Mr. Merriman’s positions have provided him with a wealth of knowledge in addressing financial and accounting matters. The depth and breadth of his exposure to complex financial issues makes him a skilled advisor to the Board of Directors.

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Board of Directors and Corporate Governance

Stephen E. Sterrett Age: 61 Director Since: 2014 Committees: Compensation and Technology Risk Independent: Yes

Experience

Stephen E. Sterrett retired as the Senior Executive Vice President and Chief Financial Officer of Indianapolis-based Simon Property Group, Inc., an S&P 100 company, in December 2014. Mr. Sterrett joined the Simon organization in 1988, was named Treasurer in 1993, and was the Chief Financial Officer from 2000 until his retirement. Prior to joining Simon Property Group, Inc., he was a Senior Manager with the international accounting firm of Price Waterhouse. Mr. Sterrett serves on the boards of Berry Plastics Group, Inc. (NYSE: BERY) and Equity Residential (NYSE: EQR). Mr. Sterrett is active in several professional organizations, including the National Association of Real Estate Investment Trusts (NAREIT), the International Council of Shopping Centers (ICSC) and is a past member of the Indiana CPA Society.

Qualifications

As the former Chief Financial Officer of Simon Property Group, Inc., Mr. Sterrett has direct experience with matters arising from the business and financial issues pertaining to the company, particularly in the areas of corporate finance and capital markets. His experience as a Chief Financial Officer in the REIT industry brings to our Board of Directors a comprehensive understanding of matters unique to REITs and enables him to make significant contributions to our Board of Directors.

Committees of the Board

Our Board of Directors has three standing committees that perform certain delegated functions of the Board: the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. The Board also has one special purpose committee, the Technology Risk Committee, which provides governance and oversight of the possible risks associated with the company’s technology and information systems. Each committee is composed entirely of independent directors within the meaning of our director independence standards, which reflect the NYSE director independence standards and the audit committee requirements of the SEC.

Each committee operates under a written charter, all of which were reviewed by their respective committees during 2016. Our Compensation and Nominating/Corporate Governance Committees updated their charters in 2016, and the Audit Committee updated its charter in February 2017 to provide additional enhancements. The Technology Risk Committee established its charter in connection with its formation in May 2015. In February 2017, the Board of Directors extended the duration of the Technology Risk Committee such that this committee will be deemed terminated, if not re-appointed, by the Board of Directors on or before June 1, 2018. Our Board of Directors may, from time to time, establish certain other committees to facilitate oversight over the management of the company. The charters of each of our standing committees are available on our company’s website at www.realtyincome.com.

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 Board of Directors and Corporate Governance

AUDIT

COMMITTEE

Responsibilities
Members: Ronald L. Merriman (Chair) Kathleen R. Allen, Ph.D. A. Larry Chapman Gregory T. McLaughlin Independent: All Meetings in 2016: 8	■	Oversee compliance with legal and regulatory requirements;
	■	Oversee the integrity of our financial statements;
	■	Appoint, retain, and oversee our independent registered public accounting firm, approve any special assignments given to the independent registered public accounting firm, and review:
		●	The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee;
		●	The independence and qualifications of the independent registered public accounting firm;
		●	The compensation of the independent registered public accounting firm;
		●	The performance of our internal audit function; and
		●	Any proposed significant accounting changes.

Our Board of Directors has determined that Messrs. Merriman, Chapman and McLaughlin qualify as audit committee financial experts, as defined in Item 407(d) of Regulation S-K, and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE and meet the Securities and Exchange Commission (the SEC) independence requirements for audit committee membership. Our Board of Directors has considered Mr. Merriman’s concurrent service on the audit committees of three other public companies and has determined that such simultaneous service does not impair his ability to effectively serve as Chair of our Audit Committee.

COMPENSATION

COMMITTEE

Responsibilities
Members: Priya Cherian Huskins (Chair) Michael D. McKee Gregory T. McLaughlin Stephen E. Sterrett Independent: All Meetings in 2016: 8	■	Establish remuneration levels for our executive officers;
	■	Review significant employee benefits programs;
	■	Establish and administer executive compensation programs;
	■	Conduct an annual review of our compensation philosophy;
	■	Conduct an annual review of and approve the goals and objectives relating to the compensation of the CEO, including a performance evaluation to help determine and approve his compensation;
	■	Review and approve all executive officers’ employment agreements and severance arrangements;
	■	Manage and annually review executive officer short-term and long-term incentive compensation; and
	■	Set performance metrics under all short-term and long-term incentive compensation plans as appropriate.

Our Board of Directors has determined that all of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, the NYSE director independence standards (including those applicable to Compensation Committee members), are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and are “outside directors” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Committee to the extent permitted by applicable law.

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Board of Directors and Corporate Governance

NOMINATING/

CORPORATE

GOVERANCE

COMMITTEE

Responsibilities
Members: Michael D. McKee (Chair) Priya Cherian Huskins Ronald L. Merriman Independent: All Meetings in 2016: 2	■	Provide counsel to our Board of Directors on the broad range of issues concerning the composition and operation of the Board of Directors;
	■	Develop and review the qualifications and competencies required for membership on our Board of Directors;
	■	Review and interview qualified candidates to serve on our Board of Directors;
	■	Oversee the structure, membership, and rotation of the committees of our Board of Directors;
	■	Review the Board of Directors compensation;
	■	Assess the effectiveness of the Board of Directors and executive management;
	■	Oversee succession planning for our executive management; and
	■	Review and consider developments in corporate governance to ensure best practices are being followed.

As part of these responsibilities, the Nominating/Corporate Governance Committee annually solicits input from each member of the Board of Directors to review the effectiveness of its operation and all committees thereof. The review consists of an assessment of its governance and operating practices which includes the Corporate Governance Guidelines that govern the operation of the Board of Directors.

TECHNOLOGY RISK

COMMITTEE

Responsibilities
Members: Kathleen R. Allen, Ph.D. (Chair) A. Larry Chapman Priya Cherian Huskins Stephen E. Sterrett Independent: All Meetings in 2016: 2	■	Review and assess risks, including cyber security, associated with the company’s technology and information systems;
	■	Receive reports from management or other third party organizations on key metrics for the company’s technology and information systems; and
	■	Provide guidance on matters specifically related to the company’s technology and information systems.

It is intended for the Technology Risk Committee to be of limited duration, and to help engage in assessing any potential technology risks at the company. The Technology Risk Committee will be deemed terminated, if not re-appointed, by the Board of Directors on or before June 1, 2018.

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Board of Directors and Corporate Governance

Corporate Governance

We believe a company’s reputation for integrity and serving its stockholders responsibly is of critical importance. We are committed to managing the company for the benefit of our stockholders and are focused on maintaining good corporate governance.

Corporate Governance Guidelines

Our company has adopted Corporate Governance Guidelines that promote the functioning of the Board of Directors and its committees and sets forth expectations as to how the Board of Directors should operate. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board of Director meetings, Board of Director committees, management succession, evaluation and compensation of named executive officers, expectations of directors, and information regarding the annual performance evaluation of the Board of Directors. A current copy is available on our company’s website at www.realtyincome.com.

Code of Business Ethics

Whistleblower Policy

Our Board of Directors has adopted a “whistleblower” policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control or auditing.

We have adopted a Code of Business Ethics that applies to our directors, officers, and other employees. The Board of Directors adopted the Code of Business Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of moral and ethical behavior. We conduct annual training with our employees regarding ethical behavior and require all employees to acknowledge the terms of, and abide by, our Code of Business Ethics. A current copy, as updated in May 2015, is available on our company’s website at www.realtyincome.com. We intend to disclose any future amendments to or waivers of certain provisions of our Code of Business Ethics applicable to our officers and directors on our website, within five business days following such waiver or as otherwise required by the SEC or the NYSE.

Anti-Hedging and Anti-Pledging Policy

To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, other employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, other employees, and their family members cannot hold our securities in a “margin account” nor can they pledge any of our securities for any loans or indebtedness.

Clawback Policy

In accordance with the Dodd-Frank Act, our Board of Directors has voluntarily adopted a formal clawback policy which applies to outstanding awards and will apply to future awards. Our clawback policy provides that the company may recover certain cash and/or equity-based incentive compensation paid or granted to an executive officer during the three-year period preceding a “triggering event.” A “triggering event” includes:

(i)	a decision by the Audit Committee to effect an accounting restatement of previously published financial statements caused by material non-compliance by the company with any financial reporting requirement under the federal securities laws due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any named executive officer, and

(ii)	a decision by the Compensation Committee that one or more performance metrics used for determining previously paid compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.

The requirement to repay the incentive compensation that is recoverable under this policy shall only exist if the Board of Directors has actively taken steps to evaluate restating the financials or operating results, or recalculating other associated metrics prior to the end of the fifth year following the year in question. The company will not be bound by the three-year recoupment period or this five-year limitation in cases involving fraud or intentional misconduct. As applicable SEC regulations are adopted, we will reassess our clawback policy and implement appropriate changes to ensure that our policy is fully compliant with SEC regulations.

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Board of Directors and Corporate Governance

Social Responsibility and Ethical Standards

An extension of our mission is our commitment to being socially responsible and conducting our business according to the highest ethical standards. Our employees are awarded compensation that is in line with those of our peers and competitors, including generous healthcare benefits for employees and their families, participation in a 401(k) plan with a matching contribution by Realty Income, competitive paid time-off benefits, and an infant-at-work program for new parents. We also have a longstanding commitment to equal employment opportunity and adhere to all Equal Employer Opportunity Policy guidelines. Our employees have access to members of our Board of Directors to report anonymously, if desired, any suspicion of misconduct by any member of our senior management or executive team. We apply the principles of full and fair disclosure in all of our business dealings, and we encourage all of our directors, officers, and other employees to conduct our business in accordance with the highest standards of moral and ethical behavior, in each case, as outlined in our Corporate Code of Business Ethics. We are also committed to dealing fairly with all of our customers, suppliers, and competitors.

Realty Income and its employees have taken an active role in supporting communities through civic involvement with charitable organizations, and corporate donations. Focusing our impact on social responsibility, our non-profit partnerships have resulted in approximately 700 employee volunteer hours during 2016, principally through our partnership with San Diego Habitat for Humanity. Our employees have also provided educational services to at-risk youth, funding to local foodbanks, and toys for under-served children. Our dedication to being a responsible corporate citizen has a direct and positive impact in the communities in which we operate and contributes to the strength of our reputation and our financial performance.

Environmental Practices

Our focus on environmental conservationism is demonstrated by how we manage our day-to-day activities at our corporate headquarters. At our headquarters, we promote energy efficiency and encourage practices such as powering down office equipment at the end of the day, implementing file-sharing technology and automatic “duplex mode” to limit paper use, adopting an electronic approval system, carpooling to our headquarters, and recycling paper waste. In 2016, we sent more than 29,500 pounds of paper to our off-site partner for recycling.

With respect to other recycling and reuse practices, we encourage the use of recycled products and the recycling of materials used in our operations. Cell phones, wireless devices and office equipment are recycled or donated whenever possible.

In addition, our headquarters building was retrofitted according to the State of California energy efficiency standards (specifically following California Green Building Standards Code and Title 24 of the California Code of Regulations), with features such as an automatic lighting control system with light-harvesting technology, a Building Management System that monitors and controls energy use, an energy-efficient PVC roof and heating and cooling system, LED lighting, and drought-tolerant landscaping with recycled materials.

The properties in our portfolio are net leased to our tenants who are responsible for maintaining the buildings and are in control of their energy usage and environmental sustainability practices. We remain active in working with our tenants to promote environmental responsibility at the properties we own and to promote the importance of energy efficient facilities.

Our Asset Management team has engaged with a renewable energy development company to identify assets that would maximize energy efficiency initiatives throughout our property portfolio. These initiatives include solar energy arrays, battery storage, and charging stations. In addition, we continue to explore regional opportunities with our tenants in order to qualify for city and county energy programs.

More information on our social responsibility and environmental practices can be found on our company’s website at http://www.realtyincome.com/about-realty-income/corporate-responsibility/default.aspx.

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Board of Directors and Corporate Governance

Director Selection Process

Director Qualifications

Director qualifications are determined by what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors. The Nominating/Corporate Governance Committee seeks to include on our Board of Directors a complementary mix of professionals with the following qualities, skills, and attributes:

●	Personal and professional integrity, ethics, values, and absence of conflicts of interest;
●	Experience in corporate governance, for example as an officer or former officer of a public company;
●	Experience in our industry and a general business understanding of major issues facing public companies;
●	Experience as a member of the board of directors of another publicly-held company;
●	Ability to fairly and equally represent all stockholders of the company and time to devote to being a director;
●	Practical and mature business judgment, including the ability to make independent analytical inquiries and function effectively in an oversight role;
●	Academic expertise in an area of our operations and achievement in one or more applicable fields;
●	Background in financial capital markets and accounting matters; and
●	Diversity in terms of background, expertise, perspective, age, gender, and ethnicity.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance Guidelines set forth the process by which our Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors. The Nominating/Corporate Governance Committee first evaluates the current members of our Board of Directors to identify nominees for directors. Current members who are willing to continue service and who have qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are re-nominated.

As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of executive management for their recommendations. The Nominating/Corporate Governance Committee has at times in the past retained a search firm to assist with identifying new candidates for membership on our Board of Directors, and in the future, may hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the Chair of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by one or more members of the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received from stockholders are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee and will be considered and processed accordingly.

Stockholder Recommendations

The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by our stockholders. The stockholder must submit proof of Realty Income stock ownership along with a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors. The stockholder must also demonstrate how the candidate satisfies our Board of Directors’ criteria and provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement, as well as our bylaws. The consent of the candidate must be included along with a description of any arrangements or undertakings between the stockholder and the candidate regarding the recommendation. All communications are to be directed to the Chair of the Nominating/Corporate Governance Committee and sent to the address noted under “Communications with the Board” in this Proxy Statement on page 18.

Recommendations received before November 7, 2017 or after December 7, 2017 (more than 150 days or less than 120 days prior to the first anniversary of the date the company’s Proxy Statement is released to stockholders for the previous year’s annual meeting of stockholders) will not be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for 2018 Annual Meeting” in this Proxy Statement on page 57. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.

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Board of Directors and Corporate Governance

Board Independence

Our Board of Directors has determined that each of our current directors, except for Mr. Case, has no material relationship with us (either directly or indirectly through an immediate family member or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards and NYSE director independence standards. Our Board of Directors established and employed categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent. Our categorical standards of independence mirror NYSE independence requirements, except that our categorical standards additionally consider a director to be not independent if:

●	The director (or an immediate family member of the director) received more than $100,000 per year in direct compensation from the company or any of its subsidiaries, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
●	The director (or an immediate family member of the director) was, within the last three years, an affiliate or executive officer of another company which was indebted to us, or to which we were indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of our total consolidated assets or the total consolidated assets of such other company; or
●	The director (or an immediate family member of the director) was, within the last three years, an officer, director, or trustee of a charitable organization where our (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million, or five percent of that organization’s consolidated gross revenues. For the purposes of independence, we consider an “Affiliate” any person beneficially owing in excess of ten percent of the voting power of, or a general partner or managing member of, a company.

Non-Executive Independent Chairman of the Board

The Nominating/Corporate Governance Committee also evaluates the Board of Directors leadership structure. Since 1997, the positions of Non-Executive Chairman of the Board of Directors and CEO have been separate in recognition of the differences between the two roles. Mr. McKee serves as our Non-Executive Chairman of the Board of Directors and presides as lead independent director, while Mr. Case serves as our CEO. The Board of Directors believes this is the most appropriate structure at this time because it enables the independent directors to participate meaningfully in the leadership of our Board of Directors while utilizing most efficiently the leadership skills of both Messrs. McKee and Case. In addition, separating the roles of Non-Executive Chairman and CEO allows our Non-Executive Chairman to serve as a liaison between the Board of Directors and executive management, while providing our CEO with the flexibility and focus needed to oversee our operations.

Board Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing our company. The Board of Directors reviews and oversees our enterprise risk management (ERM) program, which is a company-wide program designed to effectively and efficiently identify and assess management’s visibility into critical company risks and to facilitate the incorporation of risk considerations into decision making. The ERM program does this by clearly defining risks facing the company and bringing together executive management to discuss these risks. This promotes visibility and constructive dialogue around risk at the executive management and Board of Director levels, and facilitates appropriate risk response strategies. Throughout the year, as part of the ERM program, management and the Board of Directors jointly discuss major risks that face our business.

In addition to the overall risk oversight that our Board of Directors provides, each of our committees exercises its own oversight related to the risks associated with the responsibilities of that committee:

●	The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting procedures, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, internal controls, policies and procedures for monitoring and mitigating those risks;
●	The Compensation Committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions;
●	The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions; and
●	The Technology Risk Committee monitors the risks associated with the company’s technology and information systems.

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Board of Directors and Corporate Governance

By dividing responsibilities as such, the Board of Directors believes it can more effectively identify and address risk. Throughout the year, the Board of Directors, and the committees to which it has delegated responsibility, dedicates a portion of their meetings to review and discuss specific risk topics in greater detail.

Compensation Risk Assessment

The Compensation Committee reviews our company-wide incentive programs to assess whether the incentive programs for all employees, including our named executive officers, encourage desirable behavior as it relates to our long-term growth, and reflect our risk management philosophies, policies and processes.

Named Executive Officers. The total compensation is established after the Compensation Committee determines the appropriate performance metrics to best align the interests of management with those of our stockholders. The short-term incentive program metrics are based on financial, operational, and individual goals. The long-term incentive program metrics are primarily based on our TSR performance relative to our peers, a value creation goal, and secondarily based on financial and operational goals. In addition, as previously discussed, we have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial results, or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.

All Other Employees. Non-named executive officer employee compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that could threaten long-term value creation. Management monitors the cash and equity incentive awards made to our employees and reviews those awards in light of the potential risks relative to the control environment, each respective employee’s responsibilities, and the general policies and procedures of our company. The Compensation Committee has sought to align the interests of our employees with that of our stockholders through grants of restricted stock awards, thereby giving employees additional incentives to protect and align with long-term value creation. Based on its evaluation, the Compensation Committee does not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on our company.

Meetings and Attendance

Our Board of Directors met 14 times during 2016. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors while they were on our Board of Directors, and (ii) the total number of meetings of the committees of our Board of Directors on which such directors served. Although we have no policy with regard to Board of Director members’ attendance at our annual meeting of stockholders, it is customary for, and we expect, all Board of Director members to attend. All of our Board of Director members, with the exception of Mr. Merriman, attended our 2016 annual meeting of stockholders.

To ensure free and open discussion among the independent directors, only independent directors attend executive sessions of our Board of Directors and Committee meetings. As the Non-Executive Independent Chairman of our Board of Directors, Mr. McKee presided at each of the five executive sessions held during 2016.

Communications with the Board

Stockholders and other interested parties may communicate with the Non-Executive Chairman of our Board of Directors or with the non-employee directors, as a group, by either of the following methods:

Email:	Mail:
Non-Executive Chairman of the Board of Directors	Non-Executive Chairman of the Board of Directors
c/o Corporate Secretary	c/o Corporate Secretary
mpfeiffer@realtyincome.com	Realty Income Corporation
11995 El Camino Real
San Diego, CA 92130

All appropriate correspondence will be promptly forwarded by the Corporate Secretary to the Non-Executive Chairman of our Board of Directors.

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Director Compensation

On an annual basis, the Nominating/Corporate Governance Committee is responsible for reviewing the compensation of the Board of Directors. Compensation for the independent directors of our Board of Directors during 2016 consisted of an annual cash retainer and an additional cash retainer for acting as the Non-Executive Chairman or Chairperson of one of the committees of our Board of Directors as set forth below. In addition, each independent director receives an annual equity retainer based on a fixed number of shares provided for in the 2012 Incentive Award Plan. Lastly, independent directors receive Board of Director and committee meeting fees of $1,000 per meeting attended in person and $500 for telephonic attendance.

POSITION HELD	ANNUAL EQUITY GRANT (IN SHARES)(1)	ANNUAL CASH RETAINER
Board of Directors – Member (including Non-Executive Chair)	4,000	$15,000
Board of Directors – Non-Executive Chair	—	35,000
Audit Committee Chair	—	18,000
Compensation Committee Chair	—	15,000
Nominating/Corporate Governance Committee Chair	—	10,000
Technology Risk Committee Chair	—	10,000

(1)	The value of the annual equity retainer is variable, based on the closing share price on the date of grant.

Our directors received the following aggregate amounts of compensation for the year ended December 31, 2016:

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	ALL OTHER COMPENSATION(2)	TOTAL
Kathleen R. Allen, Ph.D. (3)	$42,000	$250,000	$—	$292,000
John P. Case(4)	—	—	—	—
A. Larry Chapman(3)	32,500	250,000	—	282,500
Priya Cherian Huskins(3)	48,500	250,000	—	298,500
Michael D. McKee(3)	76,500	250,000	—	326,500
Gregory T. McLaughlin(3)	36,000	250,000	10,000	296,000
Ronald L. Merriman(3)	48,000	250,000	—	298,000
Stephen E. Sterrett(3)	32,000	250,000	—	282,000

(1)	On May 17, 2016, the date of our 2016 Annual Meeting of Stockholders, each non-employee director received 4,000 shares of restricted stock with a grant date fair value of $250,000, which is calculated by multiplying the 4,000 shares by the closing market price of our common stock on May 17, 2016 of $62.50, as prescribed by Accounting Standards Codification Topic 718. All of these restricted stock grants vest according to the vesting schedule described below under “Stock Awards for Directors” and include dividends paid from the date of grant.
(2)	Amount represents the annual retainer of $10,000 for serving as the director of Crest Net Lease, Inc. (Crest), a wholly owned subsidiary of Realty Income.
(3)	As of December 31, 2016, the non-employee directors did not hold any stock options. Messrs. Chapman and Sterrett each held 8,001 shares of unvested restricted stock.
(4)	Mr. Case, our Chief Executive Officer and Director, did not receive any compensation for his services on our Board of Directors or as a director of Crest during 2016. His compensation is reflected as part of the “Summary Compensation Table” on page 39.

Stock Awards for Directors

The 2012 Incentive Award Plan provides that upon the initial election to our Board of Directors, and at each annual meeting of stockholders thereafter, if the director continues to serve as a director after the meeting, each non-employee director is automatically granted 4,000 shares of restricted stock. This annual equity grant of 4,000 shares is specifically provided for in the 2012 Incentive Award Plan, which has been approved by our stockholders. The vesting schedule for restricted shares granted to non-employee directors is as follows and is subject to the director’s continued service through each applicable vesting date:

YEARS OF SERVICE	VESTING
< 6 years	33.33% increments on each of the first three anniversaries of the grant date
6 years	50% increments on each of the first two anniversaries of the grant date
7 years	100% vested on the first anniversary of the grant date
≥ 8 years	Immediately

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Director Compensation

Other Payments for Directors

The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Director and committee meetings and conferences. Additionally, the members of our Board of Directors are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.

Director Stock Ownership Guidelines

Our non-employee directors are subject to stock ownership guidelines. Under these guidelines, each non-employee director will be required, within five years of January 1, 2013, to hold stock valued at no less than five times the amount of the annual cash retainer paid to such director for service as a member of the Board of Directors, without reference to committee service. The current stock ownership goal for each of our non-employee directors is five times their annual cash retainers as of January 1, 2017 of $15,000, or $75,000, divided by the closing price of our common stock as of December 31, 2016 of $57.48, which equals a minimum share ownership requirement of 1,305 shares.

All vested and unvested restricted stock awards qualify towards satisfaction of the requirement. For any new director, compliance with the guidelines will be required within five years after being elected to the Board of Directors. As of December 31, 2016, each director subject to the guidelines met or exceeded the stock ownership requirements.

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Executive Officers of the Company

The following table sets forth certain information as of the record date of March 9, 2017 concerning our executive officers:

NAME AND CURRENT	AGE	BUSINESS EXPERIENCE
TITLE
John P. Case Chief Executive Officer	53	Mr. Case’s business experience is set forth in this Proxy Statement under “Director Nominees” on page 8.
Sumit Roy President and Chief Operating Officer	47	Mr. Roy has been our President since November 2015 and our Chief Operating Officer since October 2014. He served as Executive Vice President, Chief Investment Officer from October 2013 to November 2015. Prior to that, he served as Executive Vice President, Acquisitions from March 2013 to October 2013, after being promoted from his prior role as Senior Vice President, Acquisitions from September 2011 to February 2013. Prior to joining us in September 2011, Mr. Roy was an Executive Director, Global Real Estate, Lodging & Leisure for UBS Investment Bank. Mr. Roy has also held positions at Merrill Lynch, and at Cap Gemini Ernst & Young LLP.
Paul M. Meurer Executive Vice President, Chief Financial Officer and Treasurer	51	Mr. Meurer has been our Executive Vice President, Chief Financial Officer and Treasurer since joining us in 2001. Prior to joining us, he was a director in Merrill Lynch & Co.’s Real Estate Investment Banking Group (1992-2001), a real estate consultant with General Atlantic Partners (1991) and worked in the Real Estate Investment Banking Department at Goldman Sachs & Co. (1987-1990).
Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary	56	Mr. Pfeiffer has been our Executive Vice President, General Counsel and Secretary since May 2002. He joined us in 1990 and served as Corporate Counsel until 1995, when he was named General Counsel and Secretary. Mr. Pfeiffer left us in September 2001 and served as Executive Vice President and General Counsel for Westfield Corporation, Inc., a retail shopping mall owner, until May 2002, at which time he returned to us as Executive Vice President, General Counsel and Secretary. Prior to joining us, Mr. Pfeiffer was in private practice with a law firm specializing in real estate transactional law and served as associate counsel with First American Title Insurance Company. He is a licensed attorney and member of the State Bar of California and Florida. Mr. Pfeiffer is a licensed Real Estate Broker in California and holds the real estate officer license for us.
Neil M. Abraham Executive Vice President, Chief Investment Officer	45	Mr. Abraham has been our Executive Vice President, Chief Investment Officer since November 2015. Prior to that, he was our Senior Vice President, Investments, a position he held from April 2015 to November 2015. Prior to joining us, Mr. Abraham was a Portfolio Manager for equity and mortgage REITs at Alliance Bernstein – Global Equities in New York (2007-2015). Prior to joining Alliance Bernstein, he held positions as Associate Principal for McKinsey & Company, and Vice President, Fixed Income Derivatives at Salomon Brothers (later Citigroup).

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Executive Officers of the Company

NAME AND CURRENT	AGE	BUSINESS EXPERIENCE
TITLE
Benjamin N. Fox Senior Vice President, Asset and Portfolio Management	37	Mr. Fox has been our Senior Vice President, Asset and Portfolio Management since 2015. Prior to that, he was our Vice President, Asset Management, a position he held from 2013 to 2015. He joined us in 2007 and served as Acquisitions Director before being promoted to Associate Vice President in 2009, and then to Vice President of Strategic Investments in 2011. Prior to joining us, Mr. Fox worked in investment banking at JPMorgan and in merchant banking at Cappello Capital.
Robert J. Israel Senior Vice President, Research	57	Mr. Israel has been our Senior Vice President, Research since 2006. He joined us in 1997 and served as Senior Research Director, Associate Vice President and Vice President of Research prior to being promoted to his current position. Prior to joining us, Mr. Israel was a Vice President of corporate banking for First National Bank and a Corporate Banker for City National Bank.
Dawn Nguyen Senior Vice President, Portfolio Management	54	Ms. Nguyen has been our Senior Vice President, Portfolio Management since 2015. Prior to that, she was our Vice President, Portfolio Management, a position she held from 2007 to 2015. She joined us in 2001 as an Associate Vice President, Research before transitioning to the Portfolio Management department as a Director in 2005. Prior to joining us, Ms. Nguyen was a financial and real estate consultant for KPMG and Arthur Andersen, and a commercial lending officer at Bank of America and Citigroup.
Sean P. Nugent Senior Vice President, Controller	44	Mr. Nugent has been our Senior Vice President, Controller since January 2017. Prior to that, he was our Vice President, Controller, a position he held from 2014 to December 2016. He joined us in 2006 and served as Accounting Manager before being promoted to Associate Vice President, Assistant Controller, in 2012. Prior to joining us, Mr. Nugent worked in various accounting positions for a number of San Diego companies. Mr. Nugent is a licensed Certified Public Accountant in California.
Joel W. Tomlinson Senior Vice President, Acquisitions	40	Mr. Tomlinson has been our Senior Vice President, Acquisitions since 2015. Prior to that, he was our Vice President, Senior Director of Acquisitions, a position he held from 2011 to 2015. He joined us in 1999 and worked in a variety of capacities, including as an Acquisitions Director and Manager in the Portfolio Management Group. Mr. Tomlinson left us in 2006 to work in the franchise finance group at Merrill Lynch Capital. Subsequent to that, Mr. Tomlinson served as Senior Acquisitions Director for Cole Real Estate Investments, a net lease financing firm, until 2010, at which time he returned to us as Associate Vice President and Director of Acquisitions.
Cary J. Wenthur Senior Vice President, Acquisitions	53	Mr. Wenthur has been our Senior Vice President, Acquisitions since 2015. Prior to that, he was our Vice President, Acquisitions, a position he held from 2003 to 2015. He joined us in 1997 as an Acquisitions Director. Prior to joining us, Mr. Wenthur was a Vice President and Loan Officer at a bank and an Appraiser and Loan Officer for a real estate company.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for the following executive officers of the company (the named executive officers or NEOs):

NAME	CURRENT TITLE
John P. Case	Chief Executive Officer
Sumit Roy	President and Chief Operating Officer
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary
Neil M. Abraham	Executive Vice President, Chief Investment Officer

Executive Summary

The primary objectives of our compensation program are to:

✓	Align the interests of management with those of the stockholders;

✓	Link executive compensation to the company’s short-term and long-term performance; and

✓	Attract, motivate and retain highly qualified executive officers through competitive compensation arrangements.

We continue to adhere to best in class compensation and corporate governance practices as set forth in the following table:

WHAT WE DO:		WHAT WE DO NOT DO:
✓	DO align pay to performance by linking a substantial portion of compensation to the achievement of predefined performance metrics that drive stockholder value creation	X	Do NOT allow for uncapped award opportunities
✓	DO cap payouts for awards under our Short-Term Incentive Program (STIP) and our Long-Term Incentive Program (LTIP)	X	Do NOT provide any perquisites to our named executive officers
✓	DO set meaningful and measurable performance goals at the beginning of the performance period and evaluate such performance over both an annual and multi-year period on a relative basis	X	Do NOT permit executives officers or directors to pledge or hedge our securities
✓	DO maintain stock ownership requirements for our directors, CEO, and other named executive officers	X	Do NOT incentivize excessive risk taking
✓	DO perform an annual compensation risk assessment to ensure our compensation programs and policies do not encourage excessive risk taking behavior	X	Do NOT pay accrued dividends on performance shares unless and until they vest
✓	DO allow for the Board to “clawback” incentive compensation in the event of certain financial restatements or incentive miscalculations	X	Do NOT provide our named executive officers with tax gross-ups on perquisites or other benefits
✓	DO employ the services of an independent compensation consultant	X	Do NOT provide for excise tax gross ups
✓	DO grant performance-based equity, which is “at-risk” and not guaranteed	X	Do NOT provide supplemental or other retirement plans, other than a 401(k) plan

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Executive Compensation

2016 Performance

Prior to reviewing the compensation program and earned amounts for our named executive officers, it is important to review and acknowledge the company’s performance for the year. The company achieved solid growth and strong operating and financial performance in 2016. Here are some key highlights:

2016 Highlights:	Resulted in the following 2016 Achievements:
We sourced $28.5 billion in real estate acquisition opportunities and closed on a company-record $1.86 billion in acquisitions.	5.1% AFFO per Share Increase(1)
Our acquisitions further diversified the portfolio and improved our tenant credit quality, which enhanced the stability of our revenue.
Moody’s and S&P raised their outlook on our Baa1/BBB+ credit ratings to “Positive,” recognizing the growing strength of our credit profile.
We raised $573 million in common equity capital, at attractive pricing. Additionally, with one of the highest credit ratings in the REIT industry, we issued $600 million in 10-year unsecured debt at the lowest yield for debt of this term in our company’s history.	5.3% Increase in Dividends Paid per Share During 2016
We achieved a high level of year-end occupancy of 98.3%, while recapturing 105% of expiring rent on properties re-leased during the year.
We increased the dividend six times throughout the year, and again in February 2017, growing the dividend by 6% compared to February 2016.	16.0% Total Stockholder Return
We continued to capitalize on the scalability and efficiency of our business platform, with G&A expense as a percentage of rental revenue at 4.9%, the lowest in our history and the lowest amongst our net lease peers. We also achieved $1.13 net income per share.

(1)	For a calculation of Adjusted Funds from Operations (AFFO) per share, see page 47 of our Annual Report on Form 10-K filed with the SEC on February 23, 2017, which also includes a GAAP reconciliation of net income available to common stockholders to this non-GAAP measure.

The company’s performance results are a significant contributor in determining the compensation awarded to our executives. Our compensation program is structured to effectively link compensation to the achievement of certain company performance metrics in order to create alignment with the interests of our stockholders. We believe our performance in 2016 demonstrates the effectiveness, over time, of the execution of our strategic business plan, and the alignment of our compensation program with our philosophy to reward executives for enhancing long-term stockholder value.

Strategic Planning

Our goal is to continue managing the company in a manner that supports sustainable, long-term value creation for stockholders. In 2016, the Board of Directors and the company’s named executive officers completed an in-depth strategic review of each facet of our business, focusing on the long-term vision for our company. While discussion of the company’s strategy is frequently a part of regularly scheduled Board meetings, this dedicated strategic review allowed the Board to further assess potential opportunities and threats to the business to properly position the company to continue to perform in the future. Additional members of management and outside experts were invited to participate in discussions on topics such as disruptive technologies, changing demographics, the macroeconomic and political landscape, and their implications for our company. We will continue to incorporate similar strategic reviews in our Board meetings and strive to stay in front of emerging trends by making adjustments to our strategy as needed.

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Executive Compensation

Favorable Say-on-Pay Vote and Stockholder Engagement

We provide our stockholders with an annual advisory “say-on-pay” vote on the compensation of named executive officers. At our 2016 Annual Meeting of Stockholders, our stockholders expressed substantial support for the compensation of named executive officers, with approximately 96% of the votes cast approving the advisory say-on-pay vote. This continued support of our compensation program, as demonstrated below, reflects a strong alignment with the company’s performance and long-term value creation for our stockholders.

During 2016, we continued to engage and interact with our active stockholders through various means of communication including in-person meetings and conference calls.

In addition to the say-on-pay results and feedback from stockholders (as provided), the Compensation Committee considered other factors in evaluating our executive compensation programs, including but not limited to:

✓	The Compensation Committee’s assessment of the interaction of our compensation program with our financial and operational objectives;
✓	Recommendations provided by its independent consultant; and
✓	A review of peer data.

Each factor is evaluated in the context of the Compensation Committee’s responsibility to act in the company’s best interest. The Compensation Committee reviewed the company’s agreements for restricted stock and restricted stock unit awards and found them to be well aligned with current market practices. The Compensation Committee will continue to consider the outcome of say-on-pay proposals and stockholder input when making future compensation decisions for the named executive officers.

Compensation Process

Compensation Consultant

In 2016, the Compensation Committee retained FPL, a nationally-known independent executive compensation and benefits consulting firm specializing in real estate companies, to provide general executive compensation consulting services. In addition, the consultant performs special executive compensation projects and consulting services, as directed by the Compensation Committee. The consulting services provided by FPL include:

✓	Evaluating the current compensation program design and guidelines for the named executive officers and assisting in structuring a compensation program that meets the objectives outlined by the Compensation Committee;
✓	Providing peer information to assist the Compensation Committee in selecting the appropriate peer group;
✓	Benchmarking the compensation for the named executive officers against the appropriate peer group;
✓	Identifying the appropriate mix between compensation components, including base salary, annual incentives, and short-term and long-term incentive compensation to ensure proper incentive alignment;
✓	Discussing market-based incentive programs, including performance metrics and target, within the peer group companies, and providing guidance and recommendations for modifications to program elements to ensure competitiveness; and
✓	Reviewing an overview of industry trends as it relates to human capital across the entire real estate industry.

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Executive Compensation

FPL reports to the Compensation Committee and works with management as directed by the Compensation Committee. The Compensation Committee retains the right to terminate or replace the consultant at any time. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to engage such consultants and other advisors as it deems necessary.

Through a review and consultation with FPL, the Compensation Committee assessed the independence of FPL in light of, among other factors, the independence factors established by the NYSE. As a result of this assessment, the Compensation Committee has determined that FPL’s work raised no conflict of interest currently or during the year ended December 31, 2016.

Peer Group Data

The Compensation Committee uses comparison data from various companies it considers peers as a guide in its review and determination of base salaries, cash payments, equity awards, and long-term performance awards. Prior to approving the 2016 incentive compensation program, the Compensation Committee reviewed peer group data to assist in its determination of total target direct compensation (on an aggregate and individual basis), as well as the appropriate mix of equity versus cash, short-term versus long-term, and performance-based versus time-based awards to be paid or granted for 2016 performance. The Compensation Committee evaluates whether the compensation elements and levels that are provided to our named executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our performance relative to our peers and in light of each named executive officer’s contribution to our performance. This approach allows us to respond to competitive dynamics in the market and provides us with the flexibility needed to maintain and enhance our named executive officers’ engagement, focus, and motivation for the future.

2016 Peer Group for 2016 Compensation Decisions

The Compensation Committee, with the help of FPL, periodically reviews the composition of our peer group and the criteria and data used in compiling our peer group to ensure that each company’s size and operations remain comparable to ours. In January 2016, the Compensation Committee reviewed data provided by FPL regarding the appropriate companies to include in the peer group. The peer group recommended by FPL and used by the Compensation Committee for 2016 compensation decisions (2016 Peer Group), was amended from the prior year to include three companies: Equinix, Inc., Essex Property Trust, Inc. and VEREIT, Inc. Additionally, Aimco, CBL & Associates Properties, Inc. and Duke Realty Corporation were removed from the 2016 Peer Group. Given our company’s substantial growth in size and addition to the S&P 500 Index during 2015, the Compensation Committee determined these substitutions were warranted to ensure, among other factors, that our total and equity market capitalization remained near the median of the peer group for 2016. Our 2016 Peer Group consists of the following 17 public real estate companies:

2016 Peer Group
Avalon Bay Communities, Inc.	National Retail Properties, Inc.
DDR Corp.	SL Green Realty Corp.
Digital Realty Trust, Inc.	Spirit Realty Capital, Inc.
Equinix, Inc.	The Macerich Company
Essex Property Trust, Inc.	UDR, Inc.
Federal Realty Investment Trust	VEREIT, Inc.
HCP, Inc.	W.P. Carey, Inc.
Host Hotels & Resorts, Inc.	Welltower, Inc.
Kimco Realty Corporation

The companies in our 2016 Peer Group focus on a variety of asset classes, including those having a net lease component to the extent available, and those that are similar in size to us in terms of total market capitalization and equity market capitalization (common and preferred stock, partnership units convertible into stock and long and short-term debt). The companies were selected so that our total and equity market capitalization remained near the median of the peer group:

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Executive Compensation

2016 Peer Group Comparison(1)
(in billions)

(1)	As of December 31, 2015, the 2016 Peer Group had total market capitalization ranging from approximately $8.1 billion to $37.2 billion, placing us in the 58th percentile of our peer group. In terms of equity market capitalization, we were in the 66th percentile of our peer group.

Management Involvement

In setting compensation for named executive officers, the Compensation Committee solicits input from the CEO concerning each of the other named executive officers other than himself. In addition, from time to time, the Compensation Committee will direct management to work with the Compensation Committee’s consultant in providing proposals, program design, and compensation recommendations. Each year, the CEO provides the Compensation Committee with a report of the company’s operating and financial results for the past fiscal year relative to the company’s performance metrics. He also discusses his personal assessment of individual performance of each of the other named executive officers. In addition, at the request of the Compensation Committee, the CEO makes recommendations regarding salary and incentive compensation awards for each named executive officer other than himself. The Compensation Committee considers these recommendations and other factors as discussed above in making the final determinations.

Elements of Compensation

In structuring executive compensation, the Compensation Committee considers how each component of compensation motivates performance, promotes retention, and creates long-term stockholder value. Base salaries are primarily intended to attract and retain highly qualified executives and to reward them for their continued service. Annual incentive cash payments, equity awards, and long-term performance shares are designed to (i) directly reward performance, (ii) achieve specific strategic and operating objectives, and (iii) provide incentives to create long-term stockholder value. All of our equity incentives are primarily intended to align named executive officers’ long-term interests with stockholders’ long-term interests, although we believe they also play a role in helping us reward performance and to attract and retain top executives. The following outlines the primary elements of our 2016 executive compensation program:

ELEMENT	OBJECTIVE SERVED
Base Salary	Fixed base pay rewards performance of core job duties and recognizes individual achievements, contributions, and tenure.
Short-term Incentive Program	Variable cash and equity compensation motivates each executive to achieve our short-term corporate operating and financial goals, rewards for personal performance, ties the interests of executives with stockholders, and facilitates executive retention.
Long-term Incentive Program	Variable equity compensation motivates executives to achieve long-term financial goals, such as stock price appreciation on a relative basis to market.
Equity Based Incentive Awards – Restricted Shares (Time-Based)	Fixed equity compensation fosters retention and aligns the named executive officers’ interest with the long-term interests of our stockholders.

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Executive Compensation

Total Target Direct Compensation

The Compensation Committee worked with FPL Associates, L.P. (FPL), the Compensation Committee’s independent consultant, to determine the levels of total target direct compensation to achieve the appropriate balance between (i) cash and equity compensation, (ii) long-term and short-term compensation, (iii) performance-based and time-based equity, and (iv) fixed and variable compensation. The Compensation Committee reviewed the median and aggregate total target direct compensation within our peer group, based on market data provided in November 2015 by FPL, to assess the structure of the program, as well as individual and aggregate compensation levels. When establishing total target direct compensation levels for each named executive officer, the Compensation Committee gave consideration and special emphasis to individuals’ personal contributions to the organization, as well as skill sets, qualifications, and experience. Other factors considered were historical pay and the recent trajectory of individual’s pay. After review and consideration, the Compensation Committee approved the following total target direct compensation and structure for 2016 compensation. Total target direct compensation for 2016 was composed of (i) base salary, (ii) target annual short-term incentive opportunity (two-thirds cash and one-third equity), (iii) performance shares, and (iv) the annual grant of restricted shares. In the aggregate, the 2016 total target direct compensation established for the named executive officers approximated the estimated peer group median.

TOTAL TARGET DIRECT COMPENSATION
EXECUTIVE	2016
John P. Case	$6,250,000
Sumit Roy	$3,000,000
Paul M. Meurer	$2,100,000
Michael R. Pfeiffer	$1,500,000
Neil M. Abraham	$1,250,000
Total	$14,100,000

For our CEO, the Compensation Committee used the following structure for determining the various elements of direct compensation payable for 2016:

Set forth below is a table that illustrates the application of the structure for 2016 compensation decisions for our CEO.

CEO ANNUAL CASH		CEO ANNUAL EQUITY			CEO TOTAL

		TARGET STIP	TARGET LTIP	ANNUAL	TOTAL TARGET
ANNUAL	TARGET STIP	RESTRICTED	PERFORMANCE	RESTRICTED	DIRECT
SALARY	CASH AWARD	SHARES	SHARES	SHARES	COMPENSATION
$875,000	$2,250,000	$1,125,000	$1,000,000	$1,000,000	$6,250,000

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Executive Compensation

CEO Total Target Direct Compensation

The Compensation Committee believes that a significant portion of executive compensation should be at-risk and tied to our performance in order to best align management’s interests with those of our stockholders. In 2016, approximately 70% of our CEO’s total target direct compensation consisted of compensation that is at-risk based on achievement of certain objective performance metrics. Similar guiding principles were used for our other named executive officers, resulting in comparable percentages of at-risk compensation.

General Note to Discussion of Pay Components

Some of the components of 2016 compensation disclosed in the following sections of this “Compensation Discussion and Analysis” section differ from the Summary Compensation Table on page 39. SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while in our case, the Compensation Committee awards equity compensation under our STIP and time-based restricted stock program after the performance year, upon the successful completion of the external year-end audit process. Therefore, equity-based awards granted under these programs in January 2016 for the 2015 performance year are shown in the Summary Compensation Table as 2016 compensation. However, the equity-based awards under the STIP and time-based restricted stock program for 2016 discussed in the following sections for all named executive officers will be included in the Summary Compensation Table in next year’s proxy statement.

Base Salaries

In connection with its review of fiscal 2015 performance and in consideration of the increased responsibilities that come with the continued growth of the company, the Compensation Committee decided to increase the base salaries paid to all of our named executive officers commencing on January 1, 2016. The Compensation Committee also considered the target compensation relative to peer group compensation data, historical pay, and the trajectory of compensation increases when making its decision for salary changes. The 2016 base salaries are reflected in the table below, as well as the salary increases approved for 2017.

NAMED EXECUTIVE		SALARIES FOR FISCAL YEAR
OFFICER	PRINCIPAL POSITION IN 2016	2015	2016	2017
John P. Case	Chief Executive Officer	$825,000	$875,000	$925,000

Sumit Roy	President,	475,000	525,000	550,000
	Chief Operating Officer
Paul M. Meurer	Executive Vice President,	425,000	450,000	475,000
	Chief Financial Officer and Treasurer
Michael R. Pfeiffer	Executive Vice President,	400,000	420,000	450,000
	General Counsel and Secretary
Neil M. Abraham	Executive Vice President,	300,000	335,000	375,000
	Chief Investment Officer

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Executive Compensation

Short-Term Incentive Program (STIP)

During December 2015, the Compensation Committee approved the 2016 STIP, which is structured so that the named executive officers’ annual incentive awards closely align with the company’s operating and financial performance. The components of the 2016 STIP were as follows:

Objective Company Performance Criteria – Weighted 70%
Individual Performance – Weighted 30%

✓	All of the compensation awarded under this program was at-risk.

✓	No compensation was awarded for below-threshold performance and maximum payouts were capped at 150% of target.

✓	Awards were paid two-thirds in cash and one-third in restricted shares that vest evenly over four years, subject to continued employment.

Objective Company Performance Criteria – 70%

The company performance criteria, weightings, and amounts that can be earned under the 2016 STIP, in addition to our actual performance and amounts earned for 2016 performance, are set forth in the following table:

		THRESHOLD	TARGET	MAXIMUM	2016	2016%
PERFORMANCE GOALS	WEIGHTING	50%	100%	150%	ACTUAL	EARNED (2)
AFFO per share(1)	40%	$2.79	$2.86	$2.90	$2.88	125%
Fixed charge coverage ratio	20%	3.0x	3.3x	3.7x	4.2x	150%
Portfolio occupancy	10%	96.75%	98.00%	98.60%	98.30%	125%
Total Weighted Payout Prior to Individual Performance						132%
(1)	AFFO per share is defined as Funds from Operations adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance, and is consistent with the presentation of AFFO in our public SEC filings. Refer to page 47of the company’s most recently filed 10-K for a reconciliation of AFFO to net income.

(2)	The Compensation Committee used interpolation for results between threshold and maximum criteria. Performance in excess of maximum goals was capped at 150% of target payout for that measure.

The Compensation Committee believes these annual targeted operating and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. The goals for the AFFO per share metric were increased from 2015 with the maximum payout set at the top of the company’s AFFO per share earnings guidance range for 2016. The target goals for the fixed charge coverage ratio, a liquidity metric, and portfolio occupancy, an operational metric, remained unchanged. The Compensation Committee believes that these goals remain rigorous, requiring the company to thoughtfully manage its capital structure, successfully access the capital markets, and actively resolve lease turnover to achieve payouts in excess of target for these metrics.

Individual Performance – 30%

As a component of the STIP, individual performance is used by the Compensation Committee to award for individual goals achieved. The Compensation Committee used the following process to establish individual performance goals and assess individual performance at the end of the performance year.

✓	At the beginning of 2016, our Compensation Committee worked with the CEO to formulate his individual performance objectives for the year and reviewed with the CEO the performance objectives for the other named executive officers.

✓	In November 2016, the Compensation Committee reviewed the individual performance objectives.

✓	The CEO evaluated each named executive officer’s performance, other than his own, and recommended to the Compensation Committee the percentages that should be earned under this individual performance component.

✓	The Compensation Committee engaged in a discussion with the CEO regarding his recommendations and his assessments and made the final determination regarding this metric.

✓	The Compensation Committee engaged in a review of the CEO’s performance as it relates to the company’s performance, as well as the state of our industry and market competitive practices, in determining the percentage that the CEO earned under this individual performance component.

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Executive Compensation

The Compensation Committee incorporated the recommendations provided by the CEO for the individual performance percentages for the named executive officers other than himself. The percentages earned under the individual performance metric and the material factors considered are set forth below.

John P. Case—150%

Mr. Case successfully executed our business plan, leading the company to strong financial and operating results. Under his leadership, AFFO per share increased 5.1% which allowed us to increase our dividends paid per common share by 5.3% in 2016. These results contributed to a TSR of 16.0% in 2016, surpassing the mean or average performance of our peer group, the NAREIT US Equity REIT Index, the NASDAQ Composite, and the S&P 500 Index. Additionally, he effectively led the senior management team in the achievement of their objectives. Throughout the year, Mr. Case actively engaged with stockholders and other constituencies to communicate our results and strategic vision. He also played a key role in our Board’s in-depth strategic review that occurred in 2016, properly positioning the company to continue to perform in the future. The Compensation Committee determined that his performance well-exceeded his objectives.

Sumit Roy—150%

Mr. Roy executed our operational strategy during the year by remaining focused on optimizing efficiencies throughout the organization. In 2016, our general and administrative expense as a percentage of rental revenue was 4.9%, the lowest in our history and the lowest amongst our peers in the net lease sector. He continues to ensure the appropriate resources and structure are in place to effectively position the company for its continued growth. Additionally, he chairs our Investment Committee, and he oversaw the active management of our existing portfolio to maximize value by achieving high occupancy and re-leasing rates, and strategically selling non-core assets to further strengthen the portfolio. The Compensation Committee determined that his performance well-exceeded his objectives.

Paul M. Meurer—125%

Mr. Meurer was instrumental in the company accessing the capital markets in 2016, raising approximately $573 million in equity capital at company-record high pricing and issuing $600 million in 10-year unsecured bonds at the lowest yield for debt of this term in our company’s history. He led the execution of the company’s capital raising effort, which contributed to the company’s acquisition of properties at investment spreads well above our historical average. In 2016, the company achieved an increase in its credit ratings outlook to “Positive” from Moody’s and S&P, providing us with the highest credit ratings amongst our peers in the net lease sector. The Compensation Committee determined that his performance exceeded his objectives.

Michael R. Pfeiffer—125%

Mr. Pfeiffer successfully provided oversight and legal expertise for the $1.86 billion of acquisitions closed during the year, and the approximate $1.2 billion of combined equity and long-term debt capital raised. He also continued to enhance the company’s risk management oversight, streamline the internal legal processes to ensure efficiency, and develop key areas of internal legal expertise to support all functions of the company. The Compensation Committee determined that his performance exceeded his objectives.

Neil M. Abraham—125%

Mr. Abraham successfully executed our investment strategy during the year, achieving the highest volume of property-level acquisitions in our company’s history. In 2016, we invested $1.86 billion in high-quality real estate properties at attractive yields. We achieved this level of acquisitions while remaining selective and disciplined with our investment strategy, acquiring just 6.5% of the $28.5 billion of acquisition opportunities sourced. The Compensation Committee determined that his performance exceeded his objectives.

The incentive opportunities and the total actual incentive award earned by each named executive officer for 2016 under the STIP are set forth in the table below. Our CEO’s 2016 target incentive opportunity was established based on the total target direct compensation structure outlined on page 28. For our other named executive officers, the target incentive opportunities were intended to be between 38% and 53% of each individual’s 2016 total target direct compensation level. Two-thirds of the earned incentive award was paid in cash in February 2017, while the remaining one-third was awarded in restricted shares that vest evenly over four years commencing on January 1 of the year following the grant, subject to continued employment. The restricted shares for all NEOs were granted effective as of February 14, 2017, based on the dollar value of the earned incentive award allocated to restricted shares and our closing stock price of $60.78 on that day.

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Executive Compensation

2016 Incentive Opportunities and Earned Incentive Compensation under the STIP

	INCENTIVE OPPORTUNITY	EARNED INCENTIVE COMPENSATION
NAMED EXECUTIVE OFFICER	TARGET ANNUAL INCENTIVE(1)	PERCENTAGE OF TARGET EARNED(2)	ACTUAL 2016 INCENTIVE EARNED	CASH PAYMENT (67% TOTAL EARNED)	RESTRICTED SHARES (33% TOTAL EARNED)
John P. Case	$3,375,000	137.5%	$4,640,625	$3,093,750	25,450
Sumit Roy	1,593,412	137.5%	2,190,940	1,460,627	12,015
Paul M. Meurer	1,005,000	130.0%	1,306,500	871,000	7,165
Michael R. Pfeiffer(3)	570,000	130.0%	741,000	494,000	4,063
Neil M. Abraham	497,501	130.0%	646,751	431,167	3,546

(1)	The maximum annual incentive is equal to 150% of target, and threshold annual incentive is equal to 50% of target. No compensation is awarded for below-threshold performance.

(2)	Captures the weighted average percentage achieved based on the company performance criteria and the individual performance criteria.

(3)	Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted and therefore would be eligible for full acceleration upon retirement, he was granted restricted share units (RSUs) instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.

Long-Term Incentive Program (LTIP)

During January 2016, the Compensation Committee approved the grant of 2016-2018 performance shares to each named executive officer. The following is a summary of the key metrics criteria and terms:

TSR relative performance – Weighted 70%
Debt-to-EBITDA Ratio – Weighted 10%
Dividend per share Growth Rate – Weighted 20%

✓	Long-term performance shares were awarded in January 2016 and will be earned based on our performance over the three-year period from January 2016 to December 2018.

✓	No compensation is awarded for below-threshold performance and maximum goals are capped at 150% of target.

✓	50% of the performance shares earned based on the achievement of the performance goals during the 2016-2018 performance period will vest on January 1, 2019, and the remaining 50% will vest on January 1, 2020, subject to continued service with the company. Performance shares not earned as a result of the failure to achieve the applicable performance goals will be forfeited.

✓	The performance shares provide for a cash payment following vesting equal to the aggregate cash dividends that would have been paid on the total number of performance shares earned, if any, as if the shares had been outstanding from January 1, 2016 through the date on which the shares are issued.

Specifically, the performance measures and weightings for the 2016-2018 performance shares are based on the following objective performance measures, each of which are measured over the three-year performance period.

PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%(1)	TARGET 100%	MAXIMUM 150%(1)
TSR position within MSCI US REIT Index(2)	50%	35th Percentile	55th Percentile	75th Percentile (or greater)
TSR less TSR of the NAREIT Freestanding Index(2)	20%	–150 bps	+75 bps	+300 bps (or greater)
Debt-to-EBITDA Ratio	10%	6.3x	6.0 x	5.5x (or less)
Dividend per share Growth Rate	20%	2.0%	6.0%	10.0%

(1)	The maximum number of performance shares earned is equal to 150% of target, and threshold annual incentive is equal to 50% of target, with linear interpolation between threshold and maximum. No shares are earned for below-threshold performance.

(2)	TSR is calculated by comparing the trailing 20-trade-day average stock price at the end of the performance period, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2015.

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Executive Compensation

We are a member of the MSCI US REIT Index, which is a broad REIT index, and the NAREIT Freestanding Index, which is a net lease focused REIT index. Both indices are used to measure performance between REITs within and across the sub sectors. There are many ways to compare our performance to each of these indices. The Compensation Committee analyzed the various methods and determined that comparisons on a percentile basis and based on a spread, were both widely used in the marketplace and appropriate for evaluating our performance during the 2016-2018 performance period.

The long-term performance shares granted in January 2016 to our named executive officers are as follows:

	PERFORMANCE SHARE	PERFORMANCE SHARES
NAMED EXECUTIVE OFFICER	TARGET DOLLAR VALUE	GRANTED AT TARGET(1)
John P. Case	$1,000,000	20,619
Sumit Roy	661,191	13,633
Paul M. Meurer	483,750	9,974
Michael R. Pfeiffer	382,500	7,887
Neil M. Abraham	313,125	6,456

(1)	The number of performance shares granted at target value reflect the grant date fair value of $50.77 per share (excluding the dividend equivalent rights), using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $33.26 per share, plus $17.51 per share for the two performance conditions of debt-to-EBITDA ratio and dividend growth rate.

Time-Based Restricted Shares

The Compensation Committee grants restricted share awards on an annual basis, which are designed to: (i) increase the named executive officers’ common stock ownership, (ii) motivate our named executive officers to improve long-term common stock price performance, (iii) align the named executive officers’ interests with the interests of stockholders, and (iv) operate as a retention mechanism for key members of management.

In connection with the determination of the 2016 compensation program, the Compensation Committee proposed initial 2016 annual restricted share award values to be granted in February 2017. The proposed annual award values for all NEOs were reviewed and approved on February 14, 2017 and vest evenly over four years commencing on January 1 of the year following the grant. The Compensation Committee approved a four-year vesting period for the equity awards granted to NEOs, concluding that a four-year vesting period is more inline with peer compensation practices than the five-year vesting period which had historically been used.

The time-based restricted shares granted are as follows:

	RESTRICTED SHARE	ANNUAL RESTRICTED
NAMED EXECUTIVE OFFICER	DOLLAR VALUE	SHARES GRANTED(1)
John P. Case	$1,000,000	16,453
Sumit Roy	220,397	3,626
Paul M. Meurer	161,250	2,653
Michael R. Pfeiffer(2)	127,500	2,098
Neil M. Abraham	104,375	1,718

(1)	Annual restricted shares reflect the actual number of shares that were granted by the Compensation Committee on February 14, 2017 for all NEOs. The number of annual restricted shares was calculated by dividing the dollar value authorized by the Compensation Committee by the closing price of our common stock on the date of grant, February 14, 2017, of $60.78, and rounded down to the nearest whole number.

(2)	Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted, he was granted restricted share units (RSUs) instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.

2014 LTIP Award Payout

In February 2017, the Compensation Committee certified percentage achievement for the 2014-2016 performance shares that were granted in April 2014, based on our performance relative to the following metrics during the three-year performance period ending December 31, 2016.

PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 150%	2016 ACTUAL	% EARNED
TSR position within MSCI US REIT Index	60%	35th Percentile	55th Percentile	75th Percentile (or greater)	82nd Percentile	150%
TSR less TSR of the NAREIT Freestanding Index	20%	–150 bps	+75 bps	+300 bps (or greater)	+990 bps	150%
Debt-to-EBITDA Ratio	20%	7.0x	6.5x	6.0x (or less)	5.7x	150%

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Executive Compensation

For purposes of these metrics, TSR was calculated by comparing the trailing 20-trade-day average stock price at the end of the performance period, December 31, 2016, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2013. Based on achievement above maximum performance levels for all metrics, each named executive officer received 150% of the target shares granted. Fifty percent of the performance shares earned were issued as common stock that immediately vested. The remaining fifty percent are units subject to time vesting through January 1, 2018. The following table sets forth the performance shares earned by each NEO under the 2014 LTIP. Mr. Abraham did not receive a 2014 LTIP award payout, as he was not an NEO during that performance year.

	TARGET PERFORMANCE	PERFORMANCE
NAMED EXECUTIVE OFFICER	SHARES GRANTED	SHARES EARNED
John P. Case	21,492	32,238
Sumit Roy	10,953	16,430
Paul M. Meurer	10,542	15,813
Michael R. Pfeiffer	9,177	13,766

One-Time Stock Grants

The company does not have an ongoing practice of providing NEOs with equity grants outside of the executive compensation program established at the beginning of each performance year; however, certain instances can warrant additional one-time equity grants. In November 2016, the Compensation Committee awarded each named executive officer, as well as 24 other employees across the organization, a one-time equity grant of restricted shares for their exceptional contributions to the company’s performance. Since the end of 2013, the company has significantly grown and strengthened the portfolio, contributing to consistent earnings and dividend growth, and high overall and relative TSR performance. Specifically, during this period, the company:

✓	Generated a TSR of 76.4%,
✓	Outperformed the FTSE NAREIT US REIT Index, S&P 500, and other major equity market indices,
✓	Nearly doubled its total market capitalization, and
✓	Became a member of the S&P 500 and the S&P High Yield Dividend Aristocrats indices.

The Compensation Committee believes that these awards were necessary to continue to motivate the NEOs to strive to maintain this level of exceptional performance and to promote continued retention of the individuals that have been the most significant contributors to the company’s success. The awards vest in four equal installments on each anniversary of the grant date, subject to continued employment. The time-based restricted shares granted are as follows:

	RESTRICTED SHARE	RESTRICTED
NAMED EXECUTIVE OFFICER	DOLLAR VALUE	SHARES GRANTED(1)
John P. Case	$1,000,000	18,423
Sumit Roy	499,973	9,211
Paul M. Meurer	200,022	3,685
Michael R. Pfeiffer(2)	200,022	3,685
Neil M. Abraham	200,022	3,685

(1)	Restricted shares reflect the actual number of shares that were granted by the Compensation Committee on November 10, 2016 for all NEOs. The number of restricted shares was calculated by dividing the dollar value authorized by the Compensation Committee by the closing price of our common stock on the date of grant, November 10, 2016, of $54.28, and rounded down to the nearest whole number.

(2)	Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted and would therefore be eligible for full acceleration upon retirement, he was granted restricted share units (RSUs) instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.

Outstanding 2013 Performance Award Granted in Connection with Promotion of our CEO

In September 2013, in connection with Mr. Case’s promotion to Chief Executive Officer, the Compensation Committee determined that it was appropriate and in the company’s best interest to include, as part of his promotional equity compensation, a one-time equity grant of 51,454 shares of restricted common stock (the 2013 Performance Award). The 2013 Performance Award is subject to performance vesting on December 31, 2013, 2014, 2015 and 2016 subject to the achievement of seven annual performance metrics including: (i) AFFO per share growth, (ii) dividend per share growth, (iii) interest coverage ratio, (iv) fixed charge coverage ratio, (v) debt-to-EBITDA, (vi) portfolio occupancy rate, and (vii) acquisitions volume. The Compensation Committee believes that this grant promoted retention amidst a very competitive environment amongst REITs, further aligned Mr. Case’s interests with those of our stockholders, and would continually motivate him to focus on a variety of key performance metrics.

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Executive Compensation

The vesting of these shares was based on our performance results relative to the previously mentioned performance metrics, with a range of zero shares vesting for a “poor” rating to 3,676 shares vesting for an “outstanding” rating per metric. However, in no event was more than an aggregate of 12,864 shares to vest with respect to any calendar year, and no more than 51,454 shares was to vest, in the aggregate, pursuant to the 2013 Performance Award. During 2016, based on our strong operating and financial performance under these metrics, each of the metrics were achieved at the outstanding level and 12,862 shares of the 2013 Performance Award vested on December 31, 2016, representing the maximum number that may vest in this final tranche.

Restricted Shares Granted in January 2016 for 2015 Performance

Our restricted share awards are typically granted after fiscal year-end in recognition of the company’s prior year performance under the performance metrics for that year, as well as each named executive officer’s individual performance for the prior fiscal year. For a discussion of restricted share awards that were granted in January 2016 under our 2015 STIP and restricted share awards granted in January 2016, which were intended to be compensation for 2015, see pages 27 to 31 of the company’s 2016 Proxy Statement filed with the SEC on April 1, 2016.

Restricted Share Vesting

Our restricted shares typically vest 20% to 25% per year on January 1, but are subject to accelerated vesting in the event of retirement, which is defined as a voluntary termination of employment by persons who are at least 60 years of age who have provided at least ten years of service to the company. The Compensation Committee believes that this vesting approach is (i) consistent with market practices, (ii) easy to administer, and (iii) preserves the benefit of acceleration, which occurs only upon actual retirement.

Given that Mr. Pfeiffer is eligible for retirement prior to the end of the vesting period, he was granted restricted share units (RSUs) in January 2016, November 2016, and February 2017 instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares upon vesting. The RSUs have dividend equivalents that pay out concurrently on the payment date of the dividend, regardless of the vested status of the RSUs. This provides the RSUs with the same economic rights as shares of restricted stock, which are entitled to cash dividends on the dividend payment date.

Changes to 2017 Incentive Programs

In February 2017, following consultation with and based on the recommendations of FPL, the Compensation Committee approved changes to the design of the STIP and LTIP programs applicable to the company’s NEOs for 2017. While the Compensation Committee preserved much of the 2016 incentive compensation program in terms of the categories used to measure performance, they recalibrated the mix of cash versus equity targeted under the programs. Consistent with peer compensation practices, the Compensation Committee also adjusted the bandwidth of earnings potential above target, with an increased maximum payout of 200% of target, and a corresponding level of enhanced rigor to achieve maximum performance to further motivate and reward outstanding performance. These changes resulted in (i) an increased total target compensation for each NEO from the 2016 levels, (ii) a reduction in the target bonus opportunity in the STIP, now awarded entirely in the form of cash, and (iii) a greater proportion of 2017 total target compensation tied to long-term performance objectives, awarded in equity.

CEO 2016 Cash vs Equity Mix	CEO 2017 Cash vs Equity Mix

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Executive Compensation

The target amounts under the 2017 programs are set forth in the following table:

NAMED EXECUTIVE OFFICER	2017 BASE SALARY	2017 TARGET STIP(1)	2017 TARGET LTIP(2)	2017 TOTAL TARGET COMPENSATION(3)
John P. Case	$925,000	$1,600,000	$4,500,000	$7,025,000
Sumit Roy	550,000	825,000	2,125,000	3,500,000
Paul M. Meurer	475,000	593,750	1,181,250	2,250,000
Michael R. Pfeiffer	450,000	450,000	850,000	1,750,000
Neil M. Abraham	375,000	375,000	850,000	1,600,000

(1)	The 2017 STIP is awarded entirely in the form of cash.

(2)	The 2017 LTIP consists of awards of performance shares and time-vesting restricted stock or RSUs. Approximately seventy-eight percent of the NEOs’ 2017 LTIP opportunity is in the form of performance shares and twenty-two percent in the form of time-vesting restricted stock or RSUs.

(3)	Mr. Case’s 2017 target total compensation approximates the 2017 peer group median.

The performance categories and their weightings under the 2017 STIP remain the same as in 2016. For the performance shares under the 2017 LTIP, the Compensation Committee replaced the NAREIT freestanding index with respect to the relative TSR objective with the J.P. Morgan Net Lease Peer Group, a group of peers categorized as “triple net lease REITs” included in the J.P. Morgan REIT database published by J.P. Morgan North American Equity Research, in order to provide a set of companies that are more comparable to Realty Income in terms of lease-type. The Compensation Committee also made certain modifications to the weightings of the objectives for the 2017 performance shares but continued the practice of having the relative TSR objectives represent approximately 70% of the total weighting. The service-vesting period for the time-vesting restricted stock or RSUs, which are expected to be granted in 2018, is four years following the grant date. This service-vesting period is in-line with market practice.

To effectuate these changes to the 2017 program, the company and Mr. Case entered into an amendment to Mr. Case’s employment agreement which provided for the following:

✓	Reduced Mr. Case’s targeted annual cash performance bonus from no less than 200% of his base salary to no less than 150% of his base salary, and

✓	Removed the provision which required that no less than 50% of his annual equity awards be in the form of time-based awards.

Changes to 2017 Peer Group

The Compensation Committee reviews our peer group and makes updates from time to time. Subsequent to 2016 and consistent with our standard practices, the Compensation Committee, with the help of FPL, reviewed the composition of our 2016 Peer Group to ensure that each company’s size and operations remained comparable to ours for 2017. Given our company’s continued growth during 2016, the Compensation Committee determined that substitutions were warranted to ensure, among other factors, that our total and equity market capitalization remained near the median of the peer group for 2017. The Compensation Committee met in January 2017 to review the peer group to be used for 2017 compensation decisions (2017 Peer Group) and decided to make the following modifications to the 2017 Peer Group, as recommended by FPL:

+	Add: Boston Properties, Inc., Ventas, Inc., and Vornado Realty Trust
—	Remove: DDR Corp. and SL Green Realty Corp.

Boston Properties, Inc., Ventas, Inc. and Vornado Realty Trust were added to incorporate additional best-in-class S&P 500 REITs that are slightly larger in size in terms of both total and equity market capitalization. DDR Corp. and SL Green Realty Corp. were removed based on relative size and additional qualitative factors. These substitutions resulted in a net increase of one company to the number of peers and positions us at the 52nd percentile in terms of total market capitalization, and at the 56th percentile in terms of equity market capitalization relative to this updated peer group.

The Compensation Committee evaluates our peer group periodically and may make adjustments to this peer group to reflect changes in the size or operations of the company or our peers.

Severance and Change in Control Arrangements

Each of the named executive officers has the right to receive severance compensation upon the occurrence of certain events as specified in their employment agreements. In addition, our award agreements provide certain rights in connection with a change of control and certain terminations of employment.

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Executive Compensation

The following is a list of the scenarios under which the named executive officers have rights to receive severance compensation.

✓	Qualifying Termination
✓	Change in Control Termination
✓	Death
✓	Disability
✓	For our CEO, a non-renewal of his employment agreement

Further detail surrounding the payments and benefits upon the occurrence of each scenario can be found in the section titled “Potential Payments Upon Termination or Change in Control” on page 43. The Compensation Committee believes these benefits are reasonable. The payments and benefit levels under the employment agreements did not influence and were not influenced by other elements of compensation. The agreements were designed to help (i) attract and retain key employees, (ii) preserve key employee’s morale and productivity, (iii) align with best practices, and (iv) promote continuity of management in the event of an actual or threatened change in control. These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on their individual job security.

Other Benefits and Policies

We provide medical and other benefits to our named executive officers that are similar to those benefits offered to all of our full-time employees, including a 401(k) plan with a matching contribution by the company and coverage under a health and disability insurance program.

Executive Stock Ownership Requirements

Effective January 1, 2013, the Board of Directors implemented stock ownership requirements for the company’s CEO and the other named executive officers to closely align the interests of these individuals with the interests of our stockholders. The minimum share requirement is five times base salary for our CEO, four times base salary for our President, and three times base salary for the other named executive officers using their salary on January 1, 2013 or the date they became subject to the guidelines. Each executive has five years from the later of the date of adoption or date of appointment to an executive-level position to achieve the requirement.

All vested and unvested restricted share and RSU awards qualify towards satisfaction of the requirement. Performance shares do not qualify towards the requirement. Compliance is evaluated on an annual basis, as of December 31 of each year. The following table sets forth the requirements for each of our named executive officers:

NAMED EXECUTIVE OFFICER	GUIDELINE	MINIMUM STOCK OWNERSHIP REQUIREMENT(1)	STOCK OWNERSHIP AS OF DECEMBER 31, 2016(2)
John P. Case	5x base salary	87,565	182,045
Sumit Roy	4x base salary	39,726	84,391
Paul M. Meurer	3x base salary	26,448	57,264
Michael R. Pfeiffer	3x base salary	26,448	49,348
Neil M. Abraham	3x base salary	18,817	10,862
(1)	The requirement for each NEO was determined first in dollars as a multiple of the executive’s annual base salary as of the date they become subject to this requirement, and then by converting such amount to a fixed number of shares based on the company’s average closing common stock price for the 60 trading days prior to such date. An executive’s stock ownership requirement will only be re-established upon a change to a different executive position.
(2)	As of December 31, 2016, all of our named executive officers satisfied their ownership requirements, except for Mr. Abraham, who became subject to the requirements on November 30, 2015 and has until November 30, 2020 to achieve the requirement.

Tax Considerations

Section 162(m) of the Code limits the deductibility of compensation paid to our CEO, and our three other most highly compensated named executive officers, other than the Chief Financial Officer. To qualify for deductibility under Section 162(m), compensation (including base salary, cash bonus, compensation attributable to vesting of stock grants and nonqualified benefits) in excess of $1,000,000 per year, paid to each of these named executive officers, generally must be “performance-based” compensation as determined under Section 162(m). While the Compensation Committee considers whether to structure compensation so that it satisfies the “performance-based” compensation requirements under Section 162(m), the Compensation Committee balances the costs and burdens involved in doing so against the value to us, and our stockholders, of the potential tax benefits. The tax deductibility of our compensation is just one of many factors that the Compensation Committee considers when making its compensation decisions.

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Compensation Committee Report

The Compensation Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation, or Realty Income, has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2017 Annual Meeting of stockholders and in Realty Income’s 2016 Annual Report on Form 10-K.

Submitted on March 14, 2017 by the members of the Compensation Committee of Realty Income’s Board of Directors.

Priya Cherian Huskins, Chair Michael D. McKee Gregory T. McLaughlin Stephen E. Sterrett

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates the same by reference.

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Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the named executive officers), for the fiscal years ended December 31, 2016, 2015 and 2014. In general, non-equity incentive plan compensation aligns with the performance year noted; however, stock awards are included in the year of grant which may not align with the performance year to which they relate.

				NON-EQUITY
NAME AND PRINCIPAL			STOCK	INCENTIVE PLAN	ALL OTHER
POSITION IN 2016	YEAR	SALARY(1)	AWARDS(2)(3)	COMPENSATION(4)	COMPENSATION(5)	TOTAL
John P. Case	2016	$875,000	$4,361,823	$3,093,750	$ 9,468	$8,340,041
Chief Executive Officer	2015	825,000	3,073,391	2,842,583	9,468	6,750,442
	2014	800,000	3,390,980	2,564,125	9,318	6,764,423
Sumit Roy	2016	525,000	3,006,348	1,460,627	8,940	5,000,915
President,	2015	475,000	1,665,108	1,251,813	8,940	3,400,861
Chief Operating Officer	2014	406,250	1,312,061	807,413	8,790	2,534,514
Paul M. Meurer	2016	450,000	1,285,143	871,000	9,468	2,615,611
Executive Vice President,	2015	425,000	976,184	851,278	9,468	2,261,930
Chief Financial Officer and
Treasurer	2014	400,000	1,287,026	711,200	8,790	2,407,016
Michael R. Pfeiffer	2016	420,000	950,383	494,000	10,788	1,875,171
Executive Vice President,	2015	400,000	752,477	459,911	10,788	1,623,176
General Counsel and
Secretary	2014	375,000	1,080,471	507,875	9,318	1,972,664
Neil M. Abraham(6)	2016	335,000	902,777	431,167	33,940	1,702,884
Executive Vice President,
Chief Investment Officer

(1)	The amounts shown include amounts earned, but a portion of such amount may be deferred, at the election of the officer under our 401(k) retirement plan.

(2)	For 2016, the amounts shown represent the grant date fair value of restricted stock grants on January 14, 2016 based on 2015 performance under our 2015 STIP and annual time-based restricted stock program, the promotional grant to Mr. Roy, the one-time restricted stock grants made on November 10, 2016, and the grant date fair value of performance share grants on January 14, 2016, in each case, calculated in accordance with Accounting Standards Codification (ASC) Topic 718. Fair value of restricted stock grants is calculated by multiplying the applicable shares by the closing market price of our common stock on the date of grant. Fair value for performance shares was estimated in accordance with ASC Topic 718 on the date of grant at $50.77 per share, using a multifactor Monte Carlo simulation model, based on two market conditions associated with TSR performance goals, valued at $33.26 per share, plus $17.51 per share for the two performance conditions of debt-to-EBITDA ratio and dividend growth rate, which reflect the probable outcome of such performance conditions. This column excludes the value of $4.74 determined for the Dividend Equivalent Rights (DERs), associated with the market conditions. The maximum grant date fair values of the performance shares, assuming maximum performance of all conditions and employing the $50.77 per share valuation for the January 14, 2016 grant, are as follows:

	GRANT DATE
NAMED EXECUTIVE OFFICER	FAIR VALUE	MAXIMUM VALUE
John P. Case	$1,046,781	$1,513,608
Sumit Roy	692,117	1,000,773
Paul M. Meurer	506,357	732,173
Michael R. Pfeiffer	400,405	578,978
Neil M. Abraham	327,757	473,929

(3)	The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on February 14, 2017, which represents the restricted share awards earned by each of the named executive officers, based on 2016 performance under the 2016 STIP and our annual time-based restricted stock program. See footnote 4 to the “Grants of Plan-Based Awards Table.”
(4)	This column represents the cash incentive award earned in the year indicated pursuant to our STIP, which is paid the following year. The amounts earned under the STIP are paid two-thirds in cash and one-third in shares of restricted stock. See “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 30 for more information.
(5)	The following table sets forth matching contributions by us to the named executive officers’ 401(k) savings account and the cost of term life paid by us in 2016.

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Compensation Tables

	401(k) MATCHING	GROUP TERM LIFE
NAMED EXECUTIVE OFFICER	CONTRIBUTIONS	INSURANCE PAYMENTS	OTHER(a)
John P. Case	$7,950	$1,518	—
Sumit Roy	7,950	990	—
Paul M. Meurer	7,950	1,518	—
Michael R. Pfeiffer	7,950	2,838	—
Neil M. Abraham	7,950	990	$25,000
(a)	Other includes Mr. Abraham’s one-time relocation payment of $25,000.

(6)	Mr. Abraham became a named executive officer during 2016, accordingly, we are only presenting compensation for 2016.

Narrative to Summary Compensation Table

Each of our named executive officers is party to an employment agreement, which, in material part, establishes a minimum salary and provides for certain severance benefits, as described under “Potential Payments upon Termination or Change in Control” below. The employment agreements for each of our named executive officers, other than Mr. Case, continue until terminated by either party. The minimum salaries of our named executive officers are equal to their current salaries.

In connection with Mr. Case’s appointment to CEO, the company and Mr. Case entered into an Amended and Restated Employment Agreement (the Case Employment Agreement), effective September 3, 2013 through December 31, 2016. The Agreement was automatically renewed during 2016, and is effective through December 31, 2018, unless terminated earlier. Under the Case Employment Agreement, Mr. Case will serve as CEO, and will report to the Board of Directors. The Case Employment Agreement provides for a minimum annual base salary of $800,000 in each calendar year starting in 2014, subject to increase at the discretion of the Compensation Committee.

In February 2017, the company and Mr. Case entered into an amendment to the Case Employment Agreement. The amendment provides for the following changes:

✓	Reduced Mr. Case’s targeted annual cash performance bonus from no less than 200% of his base salary to no less than 150% of his base salary, and
✓	Removed the provision which required that no less than 50% of his annual equity awards be in the form of time-based awards.

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Compensation Tables

Grants of Plan-Based Awards Table

The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during 2016. These awards consist of cash bonus amounts pursuant to the 2016 STIP, restricted stock awards pursuant to the 2015 STIP, time-based restricted stock awards pursuant to the 2015 compensation program, the promotional grant to Mr. Roy, performance shares granted pursuant to the 2016 LTIP, and one-time time-based restricted stock grants made in November 2016. Additionally, we have provided supplemental information in footnote 4 with respect to stock awards pursuant to the 2016 STIP granted in February 2017, and time-based restricted stock awards granted in February 2017 that is considered 2016 compensation.

									GRANT DATE
		ESTIMATED FUTURE PAYOUTS			ESTIMATED FUTURE PAYOUTS			ALL OTHER STOCK	FAIR VALUE
		UNDER NON-EQUITY INCENTIVE			UNDER EQUITY INCENTIVE			AWARDS: NUMBER	OF STOCK
	GRANT	PLAN AWARDS(1)			PLAN AWARDS(2)			OF SHARES OF	AND OPTION
NEO	DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	STOCK OR UNITS(3)(4)	AWARDS(5)(6)
John P. Case	1/14/16	—	—	—	—	—	—	27,201	$1,421,292
	1/14/16	—	—	—	—	—	—	17,106	893,750
	1/14/16	—	—	—	10,310	20,619	30,929	—	1,046,781
	11/10/16	—	—	—	—	—	—	18,423	1,000,000
		$1,125,000	$2,250,000	$3,375,000	—	—	—	—	—
Sumit Roy	1/14/16	—	—	—	—	—	—	11,979	625,906
	1/14/16	—	—	—	—	—	—	22,742	1,188,352
	1/14/16	—	—	—	6,817	13,633	20,450	—	692,117
	11/10/16	—	—	—	—	—	—	9,211	499,973
		531,137	1,062,274	1,593,411	—	—	—	—	—
Paul M. Meurer	1/14/16	—	—	—	—	—	—	8,146	425,639
	1/14/16	—	—	—	—	—	—	2,930	153,125
	1/14/16	—	—	—	4,987	9,974	14,961	—	506,357
	11/10/16	—	—	—	—	—	—	3,685	200,022
		335,000	670,000	1,005,000	—	—	—	—	—
Michael R. Pfeiffer	1/14/16	—	—	—	—	—	—	4,401	229,956
	1/14/16	—	—	—	—	—	—	2,296	120,000
	1/14/16	—	—	—	3,944	7,887	11,831	—	400,405
	11/10/16	—	—	—	—	—	—	3,685	200,022
		190,000	380,000	570,000	—	—	—	—	—
Neil M. Abraham	1/14/16	—	—	—	—	—	—	7,177	374,998
	1/14/16	—	—	—	3,228	6,456	9,684	—	327,757
	11/10/16	—	—	—	—	—	—	3,685	200,022
		165,834	331,667	497,501	—	—	—	—	—

(1)	These columns represent cash incentive amounts that could have been paid to the named executive officers under the STIP for 2016 performance. These targets were established by the Compensation Committee on December 21, 2015. Total amounts earned under the STIP are paid two-thirds in cash and one-third in restricted shares. The earned restricted shares under the 2016 STIP were granted in February 2017 and will be reported in the Grants of Plan Based Awards Table for 2017. The STIP is described in more detail in the “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 30. The actual cash paid in February 2017 for performance in 2016 are listed under 2016 in the “Summary Compensation Table” on page 39 as “Non-Equity Incentive Plan Compensation.”

(2)	Amounts shown as granted on January 14, 2016 reflect the Threshold, Target, and Maximum awards for the 2016-2018 performance shares granted under the LTIP and our 2012 Incentive Award Plan, which are described in detail in the “Compensation Discussion and Analysis—Long-Term Incentive Program” beginning on page 32. Threshold reflects 50% of the target performance shares granted, and maximum reflects 150% of the target performance shares granted. Each performance share earned vests 50% at the end of the applicable performance period, and 50% one year later.

(3)	The January 14, 2016 stock awards shown in the first row of this column reflect the grants to NEOs under the STIP for 2015 performance, made in January 2016, at a price of $52.25. These awards are described in the “Restricted Shares Granted in January 2016 for 2015 Performance” section on page 35. Mr. Abraham’s January 14, 2016 equity grant was not part of the 2015 STIP equity incentive plan because he was not a NEO at that time. This grant was based on 2015 performance.

(4)	The January 14, 2016 stock awards shown in the second row of this column reflect the annual grants of time-based restricted stock made in January 2016, at a price of $52.25, based on 2015 performance. For Mr. Roy, this row also includes his promotional grant, made in January 2016, at a price of $52.25. The November 10, 2016 stock awards reflect the one-time grants of restricted shares made in November 2016 at a price of $54.28 to each named executive officer. Because we believe that the information is relevant to

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Compensation Tables

our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on February 14, 2017, that were (i) earned under our STIP, which represents one-third of the amounts earned under STIP based on 2016 performance, and (ii) the annual grants of restricted stock intended as 2016 compensation and granted in February 2017. Thus, the following chart reflects all grants made as compensation for 2016 performance:

NAMED EXECUTIVE OFFICER	EQUITY AWARDS GRANTED UNDER 2016 STIP(a)	EQUITY AWARDS ANNUAL GRANT(a)	PERFORMANCE SHARES GRANTED UNDER 2016 LTIP	ONE-TIME GRANTS IN NOVEMBER 2016(b)	TOTAL STOCK AWARD COMPENSATION FOR 2016	TOTAL 2016 STOCK AWARD COMPENSATION PRESENTED IN SUMMARY COMPENSATION TABLE
John P. Case	$1,546,875	$1,000,000	$1,046,781	$1,000,000	$4,593,656	$4,361,823
Sumit Roy	730,313	220,397	692,117	499,973	2,142,800	3,006,348
Paul M. Meurer	435,500	161,250	506,357	200,022	1,303,129	1,285,143
Michael R. Pfeiffer(c)	247,000	127,500	400,405	200,022	974,927	950,383
Neil M. Abraham	215,584	104,375	327,757	200,022	847,738	902,777
(a)	The grant date fair values of restricted stock in these columns have been calculated by multiplying the closing market price of our common stock at February 14, 2017 of $60.78 by the number of shares of restricted stock awarded in February 2017 for 2016 performance, as prescribed under ASC Topic 718.
(b)	The grant date fair values of restricted stock in this column has been calculated by multiplying the closing market price of our common stock at November 10, 2016 of $54.28 by the number of shares of restricted stock awarded on November 10, 2016, as prescribed under ASC Topic 718.
(c)	Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted, he was granted RSUs instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.

(5)	For restricted stock granted on January 14, 2016, the grant date fair value has been calculated by multiplying the closing market price of our common stock on the grant date of $52.25 by the number of restricted stock awards. For restricted stock granted on November 10, 2016, the grant date fair value has been calculated by multiplying the closing market price of our common stock on the grant date of $54.28 by the number of restricted stock awards. Fair value for performance shares granted on January 14, 2016 was estimated on the date of grant at $50.77 per share, using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $33.26 per share, plus $17.51 per share for the performance conditions of debt- to-EBITDA ratio and dividend growth rate, reflecting the probable outcome of such performance conditions, and excludes the value of $4.74 per share determined for the DERs associated with the market conditions. The grant date fair value for the restricted stock and performance shares are computed in accordance with ASC Topic 718.

(6)	The Compensation Committee grants restricted stock awards in accordance with the provisions of our 2012 Incentive Award Plan. The vesting schedule for restricted stock granted on January 14, 2016 is 20% per year over a 5-year period, commencing on January 1 of the year following the grant, subject to acceleration upon certain events, such as retirement, and qualifying terminations. The vesting schedule for restricted stock granted on November 10, 2016 is 25% per year over a 4-year period, commencing on the anniversary of the grant. Cash dividends are paid on our restricted stock from the date of grant.

Outstanding Equity Awards Table as of December 31, 2016

The following table sets forth summary information concerning outstanding restricted stock and performance shares held by each named executive officer as of December 31, 2016. None of the named executive officers held any exercisable or unexercisable options as of December 31, 2016.

	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED AS OF DECEMBER 31, 2016(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT YET VESTED(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES THAT HAVE NOT VESTED(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF UNEARNED SHARES THAT HAVE NOT VESTED(2)(3)
John P. Case(4)	157,838	$9,072,528	81,702	$4,696,231
Sumit Roy(5)	82,478	4,740,835	48,300	2,776,255
Paul M. Meurer(6)	46,270	2,659,600	40,613	2,334,435
Michael R. Pfeiffer(7)	39,781	2,286,612	33,272	1,912,446
Neil M. Abraham(8)	10,862	624,348	6,456	371,091
(1)	The amounts in this column represent the portion of restricted stock awards that were granted from 1/4/12 through 12/31/16 to the named executive officers and that were unvested at 12/31/16.

(2)	Market value has been calculated by multiplying the closing market price of our common stock at 12/30/16 of $57.48 per share by the outstanding shares of restricted stock awards for each named executive officer.

(3)	This column represents performance shares as if they were earned at the maximum level for the 2014-2016 and 2015-2017 performance periods, since company performance is currently between target and maximum levels for these performance periods. The performance shares for the 2016-2018 performance period represent shares earned at the target level since company performance is between threshold and target levels for this performance period. The number of performance shares earned will be determined at the end of each performance period, and will vest in 50% increments on the first and second January after the three-year performance periods. In February 2017, the Compensation Committee certified percentage achievement for the 2014-2016 performance shares

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Compensation Tables

that were granted in April 2014, based on our performance relative to the metrics during the three-year performance period ending December 31, 2016. Based on achievement above maximum performance levels for all metrics, each named executive officer received 150% of the target shares granted, as described in greater detail on page 33.

(4)	The restricted stock awards for Mr. Case vest according to the following schedule: 44,034 shares vest on 1/1/17, 4,605 shares vest on 11/10/17, 38,821 shares vest on 1/1/18, 869 shares vest on 3/11/18, 4,606 shares vest on 11/10/18, 29,776 shares vest on 1/1/19, 4,606 shares vest on 11/10/19, 17,053 shares vest on 1/1/20, 4,606 shares vest on 11/10/20, and 8,862 shares vest on 1/1/21.

(5)	The restricted stock awards for Mr. Roy vest according to the following schedule: 20,520 shares vest on 1/1/17, 2,302 shares vest on 11/10/17, 19,071 shares vest on 1/1/18, 348 shares vest on 3/11/18, 2,303 shares vest on 11/10/18, 15,418 shares vest on 1/1/19, 2,303 shares vest on 11/10/19, 10,965 shares vest on 1/1/20, 2,303 shares vest on 11/10/20, and 6,945 shares vest on 1/1/21.

(6)	The restricted stock awards for Mr. Meurer vest according to the following schedule: 15,935 shares vest on 1/1/17, 921 shares vest on 11/10/17, 11,880 shares vest on 1/1/18, 921 shares vest on 11/10/18, 8,440 shares vest on 1/1/19, 921 shares vest on 11/10/19, 4,114 shares vest on 1/1/20, 922 shares vest on 11/10/20, and 2,216 shares vest on 1/1/21.

(7)	The restricted stock awards for Mr. Pfeiffer vest according to the following schedule: 14,758 shares vest on 1/1/17, 921 shares vest on 11/10/17, 10,702 shares vest on 1/1/18, 174 shares vest on 3/11/18, 921 shares vest on 11/10/18, 6,343 shares vest on 1/1/19, 921 shares vest on 11/10/19, 2,779 shares vest on 1/1/20, 922 shares vest on 11/10/20, and 1,340 shares vest on 1/1/21.

(8)	The restricted stock awards for Mr. Abraham vest according to the following schedule: 1,435 shares vest on 1/1/17, 921 shares vest on 11/10/17, 1,435 shares vest on 1/1/18, 921 shares vest on 11/10/18, 1,436 shares vest on 1/1/19, 921 shares vest on 11/10/19, 1,435 shares vest on 1/1/20, 922 shares vest on 11/10/20, and 1,436 shares vest on 1/1/21.

Stock Vested During 2016 Table

The following table sets forth summary information concerning the vesting of restricted stock and performance shares for each named executive officer during the year ended December 31, 2016. During the year ended December 31, 2016, none of the named executive officers held or exercised any stock options.

	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES ACQUIRED ON VESTING(1)(2)	VALUE REALIZED ON VESTING(3)
John P. Case	71,424	$3,875,740
Sumit Roy	17,574	969,546
Paul M. Meurer	17,814	919,737
Michael R. Pfeiffer	17,510	904,041
Neil M. Abraham	—	—
(1)	For Mr. Case, this includes the portion of his stock awards that vested on January 1, 2016 and December 31, 2016. For Mr. Roy, this includes the portion of his stock awards that vested on January 1, 2016 and September 6, 2016. For Messrs. Meurer and Pfeiffer, this includes the portion of their stock awards that vested on January 1, 2016. No stock awards vested during 2016 for Mr. Abraham.

(2)	The number of shares acquired on vesting includes shares withheld to pay federal and state income taxes.

(3)	This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting dates, by the number of shares that vested.

No Pension Benefits or Nonqualified Deferred Compensation

We do not provide any retirement benefits, other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or deferred compensation plans. The Compensation Committee may elect to adopt such benefits if they determine that doing so is in the company’s best interest.

Potential Payments Upon Termination or Change in Control

Employment Agreements. Each of the named executive officers has the right to receive severance compensation upon the occurrence of certain events as specified in their employment agreements. We are party to two separate forms of employment agreements, including one for Mr. Case and one for the other named executive officers. The employment agreements provide that the named executive officers will be entitled to receive severance payments upon a “Qualifying Termination” which is defined as:

✓	a termination by us without “cause,”
✓	for our CEO, a termination for “good reason,” or
✓	for our named executive officers other than the CEO, a “constructive termination” by the executive as applicable.

Our named executive officers are also entitled to receive severance payments if a Qualifying Termination occurs within twelve months after a change in control (these terms are further defined in the employment agreements). In addition, our equity award agreements provide certain rights in connection with a change in control and a Qualifying Termination of employment.

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Compensation Tables

Case Employment Agreement. The employment agreement, as amended, for Mr. Case was entered into in connection with his appointment to CEO in September 2013, and was amended in February 2017. The employment agreement, as well as the restricted stock award agreements and performance share award agreements stipulate the following severance payments and benefits upon the occurrence of each scenario listed below:

Qualifying Termination Not in Connection with a Change in Control
●	a severance payment equal to twenty-four months’ base salary
●	an amount equal to two times his “bonus amount,” which is generally defined to mean (i) the average of the last two years’ cash bonus paid to Mr. Case (for a termination in 2016) or (ii) the average of the last three years’ cash bonus paid to Mr. Case (for a termination in 2017 or later)
●	any accrued and unpaid wages and accrued but unused vacation pay, as well as any earned but unpaid annual bonus with respect to the prior fiscal year
●	continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until he becomes covered under another group medical insurance plan, whichever occurs first
●	all of Mr. Case’s unvested time-based restricted stock granted shall immediately vest, and his outstanding performance awards would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time he was employed during the performance period through the termination date
Qualifying Termination in Connection with a Change in Control
●	a severance payment equal to thirty-six months’ base salary
●	an amount equal to three times his bonus amount, as defined above
●	a pro-rated portion of his target bonus for the year of termination
●	any accrued and unpaid wages and accrued but unused vacation pay, as well as any earned but unpaid annual bonus with respect to the prior fiscal year
●	continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until he becomes covered under another group medical insurance plan, whichever occurs first
●	all of Mr. Case’s unvested time-based restricted stock shall immediately vest, and his other outstanding performance awards would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time he was employed during the performance period through the change in control
Death or Disability
●	a payment equal to twelve months’ base salary
●	a payment equal to his bonus amount, as defined above
●	any accrued and unpaid wages and accrued but unused vacation pay, as well as any earned but unpaid annual bonus with respect to the prior fiscal year
●	company-paid healthcare continuation coverage for Mr. Case and his dependents for a period of twelve months after the termination date, or until Mr. Case or his dependents, as applicable, become covered under another group medical insurance plan, whichever occurs first
●	in the case of death, his heirs will be entitled to life insurance benefits under our group life insurance program
●	all of Mr. Case’s unvested time-based restricted stock shall immediately vest and all of the target number of performance shares would be accelerated, if during the performance period. If following the end of the performance period, Mr. Case will vest in the remaining unvested performance shares

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Non-renewal of Employment Agreement
●	a payment equal to eighteen months’ base salary
●	a payment equal to one and one-half times his bonus amount, as defined on the previous page
●	any accrued and unpaid wages and accrued but unused vacation pay, as well as any earned but unpaid annual bonus with respect to the prior fiscal year
●	continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until he becomes covered under another group medical insurance plan, whichever occurs first
●	all of Mr. Case’s unvested time-based restricted stock shall immediately vest and all performance-based equity awards would be accelerated. Performance share vesting is based on performance through the termination date

Employment Agreement for Other Named Executive Officers. The employment agreements, as amended, for our named executive officers other than the CEO, as well as the restricted stock award agreements and performance share award agreements, stipulate the following severance payments and benefits upon the occurrence of each scenario listed below:

Qualifying Termination Not in Connection with a Change in Control
●	a severance payment equal to twelve months’ base salary
●	an amount equal to the average of the last three years’ cash bonus paid
●	any accrued but unpaid wages and accrued but unused vacation pay
●	continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until the executive officer becomes covered under another group medical insurance plan, whichever occurs first
●	all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date
Qualifying Termination in Connection with a Change in Control
●	a severance payment equal to twenty-four months’ base salary
●	an amount equal to two times the average of the last three years’ cash bonuses paid
●	any accrued but unpaid wages and accrued but unused vacation pay
●	continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first
●	all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

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Compensation Tables

Death or Disability
●	accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability
●	if the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares
●	in the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full
●	in the case of death, all shares of unvested time-based restricted stock will immediately vest in full
●	in the case of disability, all shares of unvested time-based restricted stock will continue to vest as scheduled

Change in Control without a Qualifying Termination. Vesting of outstanding restricted stock awards that were granted prior to December 2015 accelerate in the event of a change in control without a Qualifying Termination. Restricted stock awards granted after December 2015 accelerate only if there is a Qualifying Termination following a change in control. Outstanding performance shares accelerate based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control.

Retirement. None of the named executive officers were retirement eligible as of December 31, 2016. In the event that an executive officer retires, which can occur after a named executive officer turns 60 and has provided ten years of service, the named executive officer is entitled to receive accelerated vesting of 100% of any equity awards granted. Effective January 2015, in the event of a retirement (employing the same 60 years old plus ten years of service definition), restricted stock awards granted after this date will become fully vested. Additionally, in the event that a named executive officer retires during an outstanding performance period, the number of performance shares will vest based on the executive’s achievement of the performance goals through the retirement date, and pro-rated based on the amount of time the executive was employed during the performance period.

Upon Mr. Case’s “retirement,” which can occur after Mr. Case turns 60 and has provided at least ten consecutive years of service as an employee of the company, all then-outstanding equity awards held by Mr. Case will vest in full, with the exception of any performance shares, which vest at 100% of target.

Termination for Cause. Upon termination for failure to perform duties, the named executive officer is not entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused vacation as of the date of such termination, and the pro-rated vesting of the portion of unvested restricted shares that are schedule to vest at the next vesting date.

Termination by Named Executive Officer. The named executive officer may also terminate the agreement at any time, upon two weeks notice to the company, which will not result in any severance payments.

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Compensation Tables

Termination and Change in Control Scenario Table

The table below estimates the payment and benefits to each of the named executive officers, assuming that on December 31, 2016 (i) a Qualifying Termination occurred, not in connection with a change in control, (ii) a change in control and Qualifying Termination (Change in Control Termination) occurred, (iii) a change in control occurred, (iv) employment terminated due to death or disability, or (v) with respect to Mr. Case only, his employment terminated due to the company’s non-renewal of the employment agreement. Excluded from the table below are certain benefits provided to all employees, such as accrued vacation, and benefits provided under other insurance policies. With the exception of medical benefits, which are paid monthly, the following amounts represent lump-sum payments and benefits. The closing price of our stock on December 30, 2016 was $57.48 per share and is used to calculate equity values for the following table.

NEO AND TRIGGER	SEVERANCE PAYMENTS(1)	BONUS PAYMENTS(2)	MEDICAL BENEFITS(3)	VALUE OF ACCELERATED EQUITY AWARDS(4)	LIFE INSURANCE BENEFIT(5)	TOTAL
John P. Case
Qualifying Termination	$1,750,000	$9,311,333	$22,939	$12,425,969	—	$23,510,241
Change in Control Termination	2,625,000	12,279,500	22,939	12,425,969	—	$27,353,408
Change in Control	—	—	—	8,820,249	—	$8,820,249
Death or Disability	875,000	6,343,167	22,939	12,598,409	600,000	$20,439,515
Non-renewal of Employment Agreement	1,312,500	7,827,250	22,939	13,768,913	—	$22,931,602
Sumit Roy
Qualifying Termination	525,000	1,173,284	22,939	6,645,253	—	$8,366,476
Change in Control Termination	1,050,000	2,346,568	34,409	6,645,253	—	$10,076,230
Change in Control	—	—	—	4,119,984	—	$4,119,984
Death	—	—	—	6,852,881	600,000	$7,452,881
Disability	—	—	—	2,112,045	—	$2,112,045
Paul M. Meurer
Qualifying Termination	450,000	811,159	22,939	4,327,765	—	$5,611,863
Change in Control Termination	900,000	1,622,318	34,409	4,327,765	—	$6,884,492
Change in Control	—	—	—	3,479,303	—	$3,479,303
Death	—	—	—	4,406,992	600,000	$5,006,992
Disability	—	—	—	1,747,392	—	$1,747,392
Michael R. Pfeiffer
Qualifying Termination	420,000	487,262	22,939	3,674,208	—	$4,604,409
Change in Control Termination	840,000	974,524	34,409	3,674,208	—	$5,523,141
Change in Control	—	—	—	3,077,450	—	$3,077,450
Death	—	—	—	3,712,691	600,000	$4,312,691
Disability	—	—	—	1,426,079	—	$1,426,079
Neil M. Abraham
Qualifying Termination	335,000	378,084	22,939	748,045	—	$1,484,068
Change in Control Termination	670,000	756,168	34,409	748,045	—	$2,208,622
Change in Control	—	—	—	123,697	—	$123,697
Death	—	—	—	995,439	600,000	$1,595,439
Disability	—	—	—	371,091	—	$371,091

(1)	Amount represents 12 months base salary in the case of a Qualifying Termination and 24 months base salary in the case of a Change in Control Termination, for all officers excluding Mr. Case. For Mr. Case, the amount represents 24 months base salary in the case of a Qualifying Termination, 36 months base salary in the case of a Change in Control Termination, 12 months base salary in the case of Death or Disability, and 18 months base salary in the case of Non-renewal of Employment Agreement.
(2)	Amount represents the applicable scenario multiple of the average of annual bonuses paid based on performance for 2016, 2015 and 2014 (includes amounts presented as non-equity incentive compensation awarded for 2016, 2015 and 2014 performance in the Summary Compensation Table) for all officers excluding Messrs. Abraham and Case. For Mr. Abraham, the amount represents the applicable scenario multiple of the average of annual bonuses paid based on performance for 2016 and 2015. For Mr. Case, the amount represents two times his bonus amount (which is equal to the average of his last two years’ cash bonus paid of $2,968,167) in the case of a Qualifying Termination, three times his bonus amount in the case of a Change in Control Termination, his bonus amount in the case of Death or Disability, and 1.5 times his bonus amount in the case of Non-renewal of Employment Agreement. In addition to these amounts, we have included his 2016 Cash STIP Award at maximum of $3,375,000 for each of the scenarios above, which represents earned but unpaid compensation. Amounts do not include bonus amounts earned for 2016 performance for any other named executive officer.

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(3)	Amount represents estimated continuation of group medical insurance coverage at our expense for a period of 12 months in the case of a Qualifying Termination and for 18 months in the case of a Change in Control Termination, for all officers excluding Mr. Case. For Mr. Case this amount represents continuation of group medical insurance coverage at our expense for a period of 12 months in the case of a Qualifying Termination, a Change in Control Termination, Death or Disability, and Non-renewal of Employment Agreement.
(4)	Amount represents the aggregate value of the acceleration of vesting of the named executive officer’s outstanding restricted stock awards. For purposes of this calculation, each named executive officer’s total unvested restricted stock awards on December 31, 2016 are multiplied by our common stock closing price on December 30, 2016 of $57.48 per share. For termination scenarios, other than death or disability, the amount also includes the estimated amount payable under the outstanding performance shares consistent with the valuation of these awards set forth in the “Outstanding Equity Awards Table as of December 31, 2016” on page 42, which reflects maximum performance shares earned based on between target and maximum performance for the 2014 to 2016 and 2015 to 2017 performance awards under the performance conditions of outstanding performance shares, target performance for the 2016 to 2018 performance awards under the performance conditions of outstanding performance shares, and pro-rated for the amount of time passed under each outstanding performance period, except no such pro-rating occurs for Mr. Case in the event of a termination due to non-renewal of his employment agreement. For death and disability, the amount reflects the value of the granted target performance shares, based on the December 31, 2016 stock price. Not included in the table is the continued vesting of the executive’s restricted stock in accordance with its original vesting schedule in the event of a termination of employment as a result of disability for all named executive officers other than Mr. Case. The vesting schedule is set forth under the “Outstanding Equity Awards Table as of December 31, 2016” on page 42.
(5)	Amount represents life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the named executive officers if they had died on December 31, 2016. This amount is calculated as two times the 2016 base salary of each named executive officer plus $15,000, up to a maximum amount of $600,000. Amounts payable under our disability insurance policies upon disability are not included as they are available to all employees on a non-discriminatory basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively Insiders) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income. Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4, and 5 and the amendments thereto, received by the company for the year ended December 31, 2016, or written representations from certain reporting persons, we believe that during the year ended December 31, 2016, all filing requirements were complied with by our named executive officers, directors and beneficial owners of more than ten percent of our stock.

Related Party Transactions

We have adopted a written policy regarding the review, approval, and ratification of any related party transaction. Under this policy, the Audit Committee shall review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics. The Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is (i) any person who is, or at any time since the beginning of the company’s last fiscal year was, our director or executive officer or a nominee to become our director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

We had no related party transactions in 2016.

48	Realty Income | 2017 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 9, 2017, based on 271,111,850 shares of common stock outstanding on that date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director, each nominee, and each named executive officer, (ii) all current directors and executive officers of Realty Income as a group, and (iii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares:

NAME OF BENEFICIAL OWNER	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
John P. Case(1)	206,932	0.1
Sumit Roy(2)	92,250	*
Paul M. Meurer(3)	62,256	*
Michael R. Pfeiffer(4)	35,760	*
Neil M. Abraham(5)	15,304	*
Michael D. McKee(6)	137,500	0.1
Kathleen R. Allen, Ph.D.(7)	74,000	*
Priya Cherian Huskins(8)	24,513	*
A. Larry Chapman(9)	19,757	*
Gregory T. McLaughlin(10)	18,936	*
Ronald L. Merriman(11)	12,075	*
Stephen E. Sterrett(12)	12,000	*
All current directors and executive officers of the company, as a group (18 persons)	813,353	0.3

* Less than one-tenth of one percent

STOCKHOLDERS HOLDING 5% OR MORE	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
The Vanguard Group, Inc.(13)	44,103,106	17.05%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(14)	24,950,782	9.60%
55 East 52nd Street
New York, NY 10055
Vanguard Specialized Funds—Vanguard REIT Index Fund(15)	19,618,636	7.58%
100 Vanguard Blvd.
Malvern, PA 19355
State Street Corp.(16)	16,147,885	6.25%
One Lincoln St.
Boston, MA 02111

(1)	Mr. Case’s total includes 155,707 shares of unvested restricted stock and 51,225 shares owned of record by the Case Family Trust dated May 27, 2015, of which he is a trustee and has shared voting and investment power.
(2)	Mr. Roy’s total includes 77,599 shares of unvested restricted stock and 14,651 shares of stock.
(3)	Mr. Meurer’s total includes 40,153 shares of unvested restricted stock and 22,103 shares of stock.
(4)	Mr. Pfeiffer’s total includes 15,980 shares of unvested restricted stock and 19,780 shares owned of record by the Pfeiffer Revocable Living Trust dated November 23, 2009, of which he is a trustee and has sole voting and investment power.
(5)	Mr. Abraham’s total includes 14,691 shares of unvested restricted stock and 613 shares of stock.
(6)	Mr. McKee’s total includes 105,200 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, 6,400 shares owned of record by MCR Holdings, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, 6,400 shares owned of record by MCC Ventures, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.

Realty Income | 2017 Proxy Statement	49

(7)	Dr. Allen’s total includes 74,000 shares owned of record by The Allen Family Trust dated December 5, 2006, of which she is a trustee and has shared voting and investment power.
(8)	Ms. Huskins’s total includes 24,513 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.
(9)	Mr. Chapman’s total includes 8,001 shares of unvested restricted stock and 11,756 shares of vested stock owned of record by A. Larry Chapman and Patricia L. Chapman, Trustees of the Chapman Family Trust, dated March 18, 1998, of which he is a trustee and has sole voting power and shared investment power.
(10)	Mr. McLaughlin’s total includes 18,936 shares owned of record by The McLaughlin Family Trust dated May 28, 2009, of which he is a trustee and has shared voting and investment power.
(11)	Mr. Merriman’s total includes 12,075 shares owned of record by The Ronald Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.
(12)	Mr. Sterrett’s total includes 8,001 shares of unvested restricted stock and 3,999 shares of stock.
(13)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2017, The Vanguard Group, Inc. (Vanguard) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 732,378 and 43,357,055 shares of our common stock, respectively, and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 338,118 and 746,051 shares of our common stock, respectively. Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 334,033 shares of our common stock as a result of its serving as investment manager of collective trust accounts and directs the voting of these shares. Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 810,363 shares of our common stock as a result of its serving as investment manager of Australian investment offerings and directs the voting of these shares. Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.
(14)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 25, 2017, BlackRock, Inc. has sole power to vote or direct the vote of 22,512,239 shares of our common stock, and sole power to dispose or direct the disposition of 24,950,782 shares of our common stock. BlackRock, Inc. does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock.
(15)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 13, 2017, Vanguard Specialized Funds—Vanguard REIT Index Fund (Vanguard REIT Index Fund) has sole power to vote or direct the vote of 19,618,636 shares of our common stock and does not have the power to dispose or direct the disposition of any shares of our common stock. Vanguard REIT Index Fund is an investment company registered under Section 8 of the Investment Company Act of 1940.
(16)	Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 8, 2017, State Street Corporation does not have the power to vote or direct the vote of any shares of our common stock, or to dispose or direct the disposition of any shares of our common stock. State Street Corporation has the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of 16,147,885 shares of our common stock.

Equity Compensation Plan Information as of December 31, 2016

The following table sets forth certain equity compensation plan information as of December 31, 2016. We historically have only granted shares of restricted stock, restricted stock units, and long-term performance shares under the equity plan.

PLAN CATEGORY(1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS (a)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (c)
Equity compensation plans approved by security holders	178,211	(2)	n/a	1,736,774	(3)
Equity compensation plans not approved by security holders	—		n/a	—
Total	178,211			1,736,774

(1)	Each of our equity compensation plans has been approved by our stockholders.
(2)	Assumes issuance of shares based on target performance of performance shares outstanding at December 31, 2016.
(3)	Represents shares of our common stock available for issuance under our 2012 Stock Incentive Award Plan. This amount has been reduced by the 159,751 performance shares assuming target performance, and 18,460 restricted stock units outstanding at December 31, 2016.

50	Realty Income | 2017 Proxy Statement

Audit Related Matters

Annual Review of Independent Registered Public Accounting Firm

In connection with its oversight responsibilities, the Audit Committee assesses the performance of our independent registered public accounting firm on an annual basis. In conducting its assessment, the Audit Committee considers various audit quality indicators including:

✓	Global firm reputation,
✓	Global and national support,
✓	Competency and service by the engagement team, including industry expertise,
✓	Management’s input as to the firm’s technical expertise and knowledge, and
✓	Quality and breadth of services provided relative to the cost of those services.

The results of this assessment were taken into consideration when determining whether to reappoint KPMG LLP for the year ended December 31, 2017. Based on its evaluation, the Audit Committee believes that the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interest of the company.

Rotation of Key Audit Partners

The Audit Committee is directly involved in the selection of the lead audit engagement partner whenever a rotational change is required, typically every five years. During the year ended December 31, 2016, the Audit Committee oversaw the required rotation of KPMG’s lead audit partner, as required by SEC rules. The approval of the lead partner was based on meetings between members of the Audit Committee and the prospective candidate and input received from KPMG LLP and the company’s management.

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to KPMG LLP, our independent registered public accounting firm, relating to 2016 and 2015 were as follows:

	2016(1)	2015(1)
Total audit fees(2)	$1,768,000	$1,715,000
Tax fees(3)	370,000	627,000
(1)	There were no audit related fees or other fees incurred during 2016 or 2015.
(2)	Includes the aggregate fees billed by KPMG LLP for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, the issuances of comfort letters to underwriters, the reviews of registration statements in connection with the issuance of consents totaling approximately $235,000 in 2016 and $265,000 in 2015, and the audit of internal controls.
(3)	Includes the aggregate fees billed by KPMG LLP for tax services. Tax services consisted of tax return preparation and tax compliance.

Pre-approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to the company. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and ensuring the engagement should not involve work that would result in our registered public accounting firm eventually auditing their own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis.

The Audit Committee has delegated a portion of its responsibility to pre-approve non-audit engagement services to be performed by our auditor in the following manner:

✓	Select members of management have authority up to $100,000;
✓	The Audit Committee Chair has authority up to $250,000; and
✓	The Audit Committee has authority for engagement services greater than $250,000.

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Audit Related Matters

The decisions made pursuant to these delegated authorities must be presented to the full Audit Committee at its next scheduled meeting, whereby the above approval threshold levels are reset. All of the services performed by KPMG LLP in 2016 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

Audit Committee Report

The Audit Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation (Realty Income) is comprised of independent directors as required by the listing standards of the New York Stock Exchange (NYSE). The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the Securities and Exchange Commission (SEC), which was adopted by Realty Income’s Board of Directors. In 2016, the Audit Committee met eight times.

The role of the Audit Committee is to appoint, retain, and oversee our independent registered public accounting firm, which is currently KPMG LLP, and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors. Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles, and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and internal controls over financial reporting, and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles, and management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audit of the consolidated financial statements and the audit of Realty Income’s internal controls over financial reporting, as of and for the year ended December 31, 2016. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AS No. 1301. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and it has discussed with the auditors their independence from Realty Income and its management. The Audit Committee has also considered whether KPMG LLP’s preparation of tax returns, tax consulting services, and other non-audit services to Realty Income is compatible with maintaining KPMG LLP’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Submitted on March 13, 2017 by the members of the Audit Committee of Realty Income’s Board of Directors.

Ronald L. Merriman, Chair Kathleen R. Allen, Ph.D. A. Larry Chapman Gregory T. McLaughlin

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended (the Exchange Act), except to the extent that Realty Income specifically incorporates the same by reference.

52	Realty Income | 2017 Proxy Statement

Frequently Asked Questions

When is the Annual Meeting?

The Annual Meeting will be held on May 16, 2017, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130. Stockholders will be admitted to the Annual Meeting at 8:30 a.m. Pacific Time and the program will begin promptly at 9:00 a.m. Pacific Time.

Do I need a ticket to attend the Annual Meeting?

No, you do not need a ticket, but you will need to identify yourself as a stockholder when you arrive in order to receive certain Annual Meeting materials. Complimentary parking will be available.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders as of the close of business on the record date, March 9, 2017, will consider and vote upon:

●	The election of eight director nominees named in this Proxy Statement to serve until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualify;
●	The ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;
●	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (also known as the “say-on-pay” vote);
●	A non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers (also known as the “frequency vote”); and
●	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 9, 2017 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 271,111,850 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How will I receive my Proxy Materials for the Annual Meeting?

Beginning on or about April 6, 2017, Proxy Materials (including the Proxy Statement, proxy card, and Annual Report) for the Annual Meeting will be sent via e-mail or mail to our stockholders of record in accordance with their preference if indicated previously. If a preference has not been specified, we will either mail to those stockholders our Proxy Materials or a Notice of Availability of Proxy Materials (Notice) which contains instructions on how to access our materials by mail, e-mail, or on the Internet.

In accordance with the SEC notice and access rule, the Notice allows us to provide our stockholders with the information they need to vote through various delivery options, while lowering the costs of print and delivery and reducing the environmental impact. The Notice is not a proxy and cannot be used to vote your shares. If you receive a Notice this year, you will not receive paper copies of the Proxy Materials unless you request the materials by following the instructions on the Notice or by accessing the website identified on the Notice.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered a “stockholder of record.” In this case, you receive your dividend check from Wells Fargo Shareowner Services. This year we have engaged the services of Broadridge Financial Solutions (Broadridge) to mail our Proxy Materials or Notice to our registered holders.

If your shares are held by a bank, in a brokerage account, or other holder of record, you are considered a “beneficial owner” of shares held in street name. The Proxy Materials or Notice may be forwarded to you by your bank, broker, or other holder of record. As the beneficial owner, you have the right to direct your bank, broker, or other holder of record on how to vote your shares by following their instructions for authorizing your proxy.

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Frequently Asked Questions

Is it necessary to vote if my shares are held in my brokerage account?

It is important to vote your shares even if your shares are held in a brokerage account. Otherwise, your shares may not be voted on certain matters unless you provide voting instructions to your bank, broker or other holder of record. If you are unsure, please vote your Realty Income shares using the voting information provided.

How do I vote?

You may vote or authorize a proxy to vote using any of the following methods:

By Internet

Authorize a proxy to vote your shares via the website www.proxyvote.com, which is available 24 hours per day until 11:59 p.m., Eastern Time, May 15, 2017. In order to authorize your proxy, you will need to have available the control number that appears on the Notice or proxy you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.

By Telephone

Authorize a proxy to vote your shares by calling toll-free 1-800-690-6903, 24 hours per day until 11:59 p.m., Eastern Time, May 15, 2017. When you call, please have the proxy in hand that you received and/or requested via the Notice, along with the control number that appears on the proxy. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.

By Mail

If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy card in the prepaid envelope provided. If the prepaid envelope is missing, please mail your completed proxy to: Realty Income Corporation, Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

In person at the Annual Meeting

Vote your shares in person by attending the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you must obtain a “legal proxy” from your broker, bank or other holder of record and present it to the inspector of election at the Annual Meeting to be able to vote in person at the Annual Meeting.

How does the Board of Directors recommend I vote on the proposals?

Our Board of Directors recommends that you vote your shares as follows:

✓	Proposal 1: FOR the election to the Board of Directors of the eight nominees listed in this Proxy Statement;
✓	Proposal 2: FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;
✓	Proposal 3: FOR the say-on-pay vote; and
✓	Proposal 4: FOR the frequency vote to be held every one year.

What happens if I do not indicate my voting preferences?

If you are a stockholder of record and you submit your proxy card or authorize your proxy by telephone or Internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy consistent with the recommendation of our Board of Directors, which as follows:

✓	Proposal 1 FOR the election to the Board of Directors of the eight nominees listed in this Proxy Statement;
✓	Proposal 2 FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;
✓	Proposal 3 FOR the say-on-pay vote; and
✓	Proposal 4 FOR the frequency vote to be held every one year.

In the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting.

54	Realty Income | 2017 Proxy Statement

Frequently Asked Questions

If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker cannot vote your shares on the election of directors, say-on-pay vote, or frequency vote, but can vote your shares on the proposal regarding ratification of the appointment of our auditor.

Can I change my vote after I submit my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by doing one of the following:

●	delivering to our Corporate Secretary a written notice of revocation (the contact information for our Corporate Secretary is provided below);
●	signing and returning to our Corporate Secretary a proxy bearing a later date;
●	authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization will be used); or
●	voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank, or other record holder.

Your attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy unless you vote in person or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michael R. Pfeiffer, our Corporate Secretary, at our corporate offices at 11995 El Camino Real, San Diego, California 92130.

What are the quorum and voting requirements on the four proposals mentioned in this Proxy Statement?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker, or other holder of record of shares for a beneficial owner properly executes and returns a proxy card, but does not vote on a matter because the bank, broker, or other holder does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner.

The following outlines the vote required and impact of abstentions and broker non-votes for each proposal at the Annual Meeting:

PROPOSAL NUMBER	SUBJECT	VOTE REQUIRED	IMPACT OF ABSTENTIONS AND BROKER NON-VOTES, IF ANY
1	Election of Directors(1)	The affirmative vote of a majority of the votes cast is necessary for the election of each director nominee. Under our bylaws, a “majority of the votes cast” means more votes “FOR” than “AGAINST.”	Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote your shares for director nominees.
2	Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.	Abstentions will have no effect on the outcome of the vote. Broker non-votes are not expected to result from this proposal since as a beneficial owner, your bank, broker, or other holder of record is permitted to vote your shares even if the broker does not receive voting instructions from you.
3	Say-on-Pay Vote	The affirmative vote of a majority of the votes cast is necessary for the approval of the say-on-pay vote.	Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the say-on-pay vote.

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Frequently Asked Questions

PROPOSAL NUMBER	SUBJECT	VOTE REQUIRED	IMPACT OF ABSTENTIONS AND BROKER NON-VOTES, IF ANY
4	Frequency Vote	The affirmative vote of a majority of the votes cast is necessary for the approval of the frequency vote. If none of the alternatives in this proposal (one year, two years or three years) receives a majority vote, we will consider the alternative with the highest number of votes cast to be the frequency that has been approved pursuant to the advisory vote of the stockholders.

Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the frequency vote.

(1)	In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board of Directors. The Nominating/Corporate Governance Committee of the Board of Directors, or a committee of independent directors in the event the incumbent is a member of the Nominating/Corporate Governance Committee, will then make a determination as to whether to accept or reject the tendered resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the SEC. If a director’s offer to resign is not accepted by the Board of Directors (or properly constituted committee) or such director does not otherwise submit his or her resignation to the Board of Directors, such director shall continue to serve until his or her successor is duly elected and qualifies, or his or her earlier resignation or removal.

Will any other business be conducted at the Annual Meeting?

Our Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Under the NYSE rules, if you are a beneficial owner, your bank, broker, or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as inspector of election.

Can I access the Notice of Annual Meeting, Proxy Statement and Annual Report on the Internet?

This Proxy Statement (which includes the Notice of Annual Meeting) and our 2016 Annual Report are available on our website at http://www.realtyincome.com/investors/financial-information/annual-reports-and-proxy/default.aspx. You can also view these materials at www.proxyvote.com by using the control number provided on your proxy card, in your e-mailed Proxy Materials, or on your Notice.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation material will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials.

Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.

56	Realty Income | 2017 Proxy Statement

Stockholder Proposals for 2018 Annual Meeting

In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, they must be received by us at our principal office, 11995 El Camino Real, San Diego, CA 92130 on or before December 7, 2017.

In addition, if a stockholder desires to bring business (including director nominations) before our 2018 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2018 proxy statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Corporate Secretary between November 7, 2017 and December 7, 2017. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals,” a copy of which may be obtained from our Corporate Secretary upon request and without charge. See “Communications with the Board” for contact information. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. When used in this proxy statement, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

Householding of Proxy Materials

SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, 11995 El Camino Real, San Diego, CA 92130, or contact Investor Relations by telephone at (877) 924-6266. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.

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Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the Exchange Act), which might incorporate future filings made by us under those statutes, the preceding Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors,

Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary

April 3, 2017

58	Realty Income | 2017 Proxy Statement

REALTY INCOME CORPORATION SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E20582-P86333	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REALTY INCOME CORPORATION

The Board of Directors recommends a vote FOR the election of the eight director nominees, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017, FOR the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the proxy statement and EVERY ONE YEAR on an advisory vote on the frequency of future advisory votes by stockholders on the compensation of our named executive officers.

Proposal 1. To elect the following eight director nominees to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify:		For	Against	Abstain
Nominees:

1a.	Kathleen R. Allen	☐	☐	☐

1b.	John P. Case	☐	☐	☐

1c.	A. Larry Chapman	☐	☐	☐

1d.	Priya Cherian Huskins	☐	☐	☐

1e.	Michael D. McKee	☐	☐	☐

1f.	Gregory T. McLaughlin	☐	☐	☐

1g.	Ronald L. Merriman	☐	☐	☐

1h.	Stephen E. Sterrett	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

	For	Against	Abstain

Proposal 2. Ratification of the appointment of KPMG LLP as the Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017.	☐	☐	☐

Proposal 3. Non-binding advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

1 Year	2 Years	3 Years	Abstain
Proposal 4. Advisory vote on the frequency of future advisory votes by stockholders on the compensation of our named executive officers. ☐	☐	☐	☐

Our Board of Directors believes an advisory vote to approve executive compensation every year will lead to a more meaningful and coherent communication between the company our stockholders on the executive compensation of our named executive officers.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AS INDICATED ABOVE. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E20583-P86333

REALTY INCOME CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 16, 2017
9:00 a.m., Pacific Time San Diego Marriott Del Mar 11966 El Camino Real San Diego, CA 92130

This proxy is solicited on behalf of the Board of Directors of Realty Income Corporation for exercise at the Annual Meeting of Stockholders on May 16, 2017.

The shares of stock held in your account will be voted as you specify on the reverse side.

If this proxy is executed but no choice is specified, the proxy will be voted “FOR” the election of the eight director nominees, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017, “FOR” the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the proxy statement and “EVERY ONE YEAR” on the advisory vote on the frequency of future advisory votes by stockholders on the compensation of our named executive officers. The votes you are entitled to cast will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and you revoke all prior proxies and appoint Michael R. Pfeiffer and Sumit Roy, and each of them as your proxies with full power of substitution in each of them, to attend the Annual Meeting and any adjournment or postponement thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any adjournment or postponement thereof and otherwise to represent you at the Annual Meeting and any adjournment or postponement thereof with all powers possessed by you, if personally present.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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